Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

between

ATLAS ENERGY RESOURCES, LLC

as Seller,

and

RELIANCE MARCELLUS, LLC

as Buyer

dated

April 9, 2010

i

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Leases
Exhibit B	Form of Assignment
Exhibit C	Form of Buyer Parent Guarantee
Exhibit D	Form of Standstill Agreement
Exhibit E	Form of Letter of Credit Agreement
Exhibit F	Form of Tax Partnership Agreement
Exhibit G	Form of Participation Agreement
Exhibit H	Core Area
Exhibit I	Form of Gas Gathering Acknowledgements

Schedules

Schedule 1.1	Excluded Assets
Schedule 4.4	Consents
Schedule 4.7	Claims and Litigation
Schedule 4.8	Applicable Contracts
Schedule 4.9	Violations
Schedule 4.10	Preferential Rights
Schedule 4.11	Taxes
Schedule 4.13	Tax Partnerships
Schedule 4.16	Environmental Matters
Schedule 11.3	Title Professionals

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 9th day of April 2010 (the “Execution Date”), by and between Atlas Energy Resources, LLC, a Delaware limited liability company (“Seller”) and Reliance Marcellus, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller may be referred to herein collectively as the “Parties,” or individually as a “Party.”

Recitals

WHEREAS, the Parties desire to participate together in the exploration and development of the Assets (as defined hereinafter) and certain other oil and gas interests on the terms and conditions set forth in the Participation Agreement (as defined hereinafter);

WHEREAS, in connection therewith, the Parties desire that Seller and the Selling Subsidiaries convey to Buyer, and that Buyer acquire from Seller and the Selling Subsidiaries, an undivided forty percent (40%) of the interest held by Seller and the Selling Subsidiaries in the Assets (but excluding the Excluded Assets) (each as defined hereinafter); and

WHEREAS, the Parties acknowledge and agree that the transactions contemplated by the Participation Agreement and other Transaction Documents (as defined hereinafter) are integral to the transactions contemplated hereby and that the execution of the Transaction Documents to be executed at the Closing (as defined hereinafter) in accordance with the terms hereof shall be conditions to the Parties’ obligations to effect the Closing.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Defined Terms. In addition to the terms defined in the preamble of this Agreement, for the purposes hereof, the following expressions and terms shall have the meanings set forth in this Section 1.1, unless the context otherwise requires:

“AAA” shall mean the American Arbitration Association.

“AAA Rules” shall mean the Commercial Arbitration Rules of the AAA, in effect at the time the relevant arbitration is initiated.

“Acquisition Costs” shall have the meaning set forth in the Participation Agreement.

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.2(a).

“Affiliate” shall mean, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such first Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other voting interests, by contract or otherwise.

“Aggregate Deductible” shall mean $7,000,000.

“Agreement” shall have the meaning set forth in the preamble.

“Allocable Amount” shall have the meaning set forth in Section 14.4.

“Allocated Value,” with respect to any of the Conveyed Interests, shall mean the amount set forth on Exhibit A under the column “Allocated Value” for such Conveyed Interests.

“Allocation Schedule” shall have the meaning set forth in Section 14.4.

“AMI” shall have the meaning set forth in the Participation Agreement.

“Applicable Contracts” shall mean the Contracts listed on Part 1 of Schedule 4.8.

“Applicable Operating Agreement” shall have the meaning set forth in the Participation Agreement.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise taxes and similar taxes, and (b) Transfer Taxes.

“Assets” shall mean one hundred percent (100%) of the right, title and interest in the assets and properties listed in Section 2.1 (as distinguished from the undivided forty percent (40%) interest set forth in such Section 2.1), held by Seller and the Selling Subsidiaries as of the Execution Date.

“Assignment” shall mean the Assignment from Seller and the Selling Subsidiaries to Buyer pertaining to the Conveyed Interests, in the form attached to this Agreement as Exhibit B.

“Assumed Obligations” shall have the meaning set forth in Section 12.1.

“Atlas Credit Agreement” means that certain Credit Agreement, dated as of June 29, 2007, among Seller and certain Subsidiaries named therein, as guarantors, Atlas Energy Operating Company, LLC, as borrower, the administrative agent party and the lenders each party thereto.

“Buyer” shall have the meaning set forth in the preamble.

“Buyer Deliverables” shall have the meaning set forth in Section 9.3(a).

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.2.

“Buyer Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in, or reasonably could be expected to result in, a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents.

“Buyer Parent” shall mean Reliance Industries Ltd.

“Buyer Parent Guarantee” means that certain Guarantee Agreement, dated as of the Closing Date, from Buyer Parent in favor of Seller in the form attached to this Agreement as Exhibit C.

“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).

“Claim Notice” shall have the meaning set forth in Section 12.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Competing Transaction” means any proposal or offer from or to, or any agreement or understanding with, any Third Party relating to any direct or indirect acquisition, in one transaction or a series of transactions, of interests in all or a material portion of the Assets (excluding the Excluded Assets), or any transaction such as the transaction contemplated by this Agreement and the Transaction Documents, in each case other than this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement between Atlas Energy, Inc. and Reliance Exploration & Production DMCC, dated January 25, 2010.

“Contract” shall mean any written or oral contract, agreement, franchise, license agreement, purchase order, binding bid, commitment or any other legally binding arrangement, excluding, however, any Lease, Right of Way or other instrument creating or evidencing an interest in the Conveyed Interests that constitute real or immovable property and any Debt Instrument.

“Covered Claim” shall have the meaning set forth in Section 14.16(b).

“Conveyed Depths” means the oil and gas horizons that exist at a depth from the bottom of the Tully formation and beneath the Tully formation to the bottom of the Oriskany formation.

“Conveyed Interests” shall have the meaning set forth in Section 2.1.

“Core Area” means those certain areas within Fayette, Greene, Washington and Westmoreland Counties, Pennsylvania described on Exhibit H.

“Cure Period” shall have the meaning set forth in Section 11.2(c).

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Conveyed Interests to Buyer that are customarily obtained after the assignment of properties similar to the Conveyed Interests.

“Debt Instrument” shall mean any indenture, mortgage, loan, credit agreement, sale leaseback arrangement, guaranty of any obligation, bond, letter of credit or similar financial Contract.

“Defensible Title” shall mean such title of Seller and the Selling Subsidiaries that:

(a) with respect to each Lease shown in Exhibit A, entitles Seller or a Selling Subsidiary to receive not less than the percentage set forth on Exhibit A as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Lease;

(b) with respect to each Lease shown in Exhibit A, obligates Seller or a Selling Subsidiary to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Lease that is not greater than the Working Interest set forth in Exhibit A for such Lease, except increases in Working Interest to the extent that they are accompanied by a proportionate increase in the Net Revenue Interest of Seller or a Selling Subsidiary, with respect to such Lease;

(c) with respect to each Lease shown in Exhibit A, entitles Seller or a Selling Subsidiary to the Net Acres set forth in Exhibit A with respect to such Lease; and

(d) with respect to the Conveyed Interests, (i) is free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) if a preferential purchase right applies to such Conveyed Interests, in connection with the transaction contemplated by this Agreement such preferential purchase right has been waived in writing or the time period during which such preferential purchase right must be exercised has expired (without such preferential purchase right having been exercised), and (iii) if the consent of the lessor party applies to such Conveyed Interests in connection with the transaction contemplated by this Agreement, such consent has been granted in writing.

“Drilling Carry Cap” shall have the meaning set forth in the Participation Agreement.

“Drilling Carry Termination Date” shall have the meaning set forth in the Participation Agreement.

“ECA Agreements” shall mean that certain letter agreement, dated effective as of September 4, 2009, among Atlas America, LLC, Energy Corporation of America and Eastern Corporation of America and the Operating Agreement, dated as of August 13, 2009, between Energy Corporation of America and Atlas America, LLC, collectively.

“Effective Time” shall mean 12:01 a.m. (Eastern Time) on the Closing Date.

“Encumbrance” shall mean any lien, mortgage, security interest, defect, irregularity, pledge, charge or encumbrance.

“Environmental Condition” shall mean (a) a Release of a Hazardous Substance at or from any of the Assets (excluding the Excluded Assets) which Seller or any Selling Subsidiary was required to report to a Governmental Authority pursuant to Environmental Law prior to the Execution Date; or (b) the existence on or before the Execution Date with respect to an Asset (excluding the Excluded Assets), or the operation thereof, of any environmental pollution, contamination, degradation, damage or injury caused by or related to an Asset (excluding the Excluded Assets) for which remedial or corrective action is presently required (or if known, would be presently required) by the Seller or any Selling Subsidiary under Environmental Laws; provided, however, that any such condition that would not result in any Liabilities to Buyer as holder of the Conveyed Interests shall not be considered an Environmental Condition.

“Environmental Laws” shall mean all applicable federal, state, and local Laws in effect on or before the Execution Date, relating to pollution or the protection of human health, safety, welfare, natural resources, and the environment, including those Laws relating to the Release or threatened Release of, or exposure to, Hazardous Substances, and those relating to the generation, manufacture, distribution, use, processing, treatment, storage, transportation, disposal, arrangement for transport or disposal, or other management of Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not enforceable under Environmental Law.

“Environmental Permit” shall mean any Permit required to be held by Seller or any of the Selling Subsidiaries pursuant to Environmental Law.

“Excluded Assets” shall mean all right, title and interest of Seller, any of the Selling Subsidiaries, or any of their Affiliates in and to any asset not expressly included in the definition of “Assets,” including: (a) all corporate minute books, financial records and other business records to the extent not related to the Assets; (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller or any of its Affiliates arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) all rights and interests of Seller or any of its Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Effective Time; (e) all right, title and interest in any oil, gas or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in oil, gas and other minerals relating to the Excluded Depths; (f) all claims of Seller or any of its Affiliates for refunds of or loss carry forwards with respect to (i) production or any other Asset Taxes attributable to any period prior to the Effective Time, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets; (g) all personal property of Seller or any of its Affiliates not included within the definition of “Conveyed Interests”; (h) all audit rights arising under any of the Applicable Contracts (or otherwise) with respect to any period prior to the Effective Time or to any of the Excluded Assets; (i) all geophysical and other seismic and related technical data and information relating to the Oil and Gas Interests to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty to a Party other than Seller or any Affiliate of Seller that Buyer has not separately agreed in writing to pay, each such fee or penalty (and the related agreement or instrument) being described in Part A of Schedule 1.1; (j) documents prepared or received by Seller or any of its Affiliates with respect to (i) lists of prospective purchasers for transactions compiled by Seller, any of its Affiliates or their respective representatives, (ii) bids submitted by other prospective purchasers of interests in all or any portion of the Assets, (iii) analyses by Seller, any of its Affiliates or their respective representatives of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, any of its Affiliates or any of their respective representatives, and any prospective purchaser (other than Buyer or any of its Affiliates, Subsidiaries, or its or their representatives), and (v) correspondence between Seller, any of its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement; (k) any offices, office leases or personal property located on any of the Leases that are not directly related to the Conveyed Interests; (l) all Hedge Agreements that are not Applicable Contracts; (m) all Contracts that are not Applicable Contracts; (n) any well (whether completed, abandoned, in the process of being drilled, prospective, producing or non-producing) listed on Part B of Schedule 1.1 and the 20-acre spacing unit (for any well drilled vertically) or the 80-acre spacing unit (for wells drilled horizontally), as applicable, surrounding such well that has been excluded from the gross acres for the applicable Leases associated with such well set forth on Exhibit A, and all Hydrocarbons produced, or to be produced, and sold or to be sold, from such wells; (o) any well (whether completed, abandoned, in the process of being drilled, prospective, producing or non-producing) that is completed solely in the Excluded Depths and any production of Hydrocarbons from the Excluded Depths (except for wells and associated Hydrocarbons associated with drilling or other operations in the Excluded Depths in which Buyer participates pursuant to the Participation Agreement); (p) all rights, obligations and liabilities under the ECA Agreements to the extent relating to an Excluded Asset; and (q) all rights, obligations and Liabilities related to that item of litigation listed as item number 1 on Schedule 4.7.

“Excluded Depths” shall mean any oil and gas horizons not included in the definition of “Conveyed Depths.”

“Exercise Period” shall have the meaning set forth in Section 11.6(e).

“Execution Date” shall have the meaning set forth in the preamble.

“Federal Courts” shall have the meaning set forth in Section 14.16(b).

“Gas Gathering Acknowledgement” shall mean the letter agreements, dated as of the Closing Date, in the form attached as Exhibit I.

“Governmental Authority” shall mean any foreign, federal, state, regional, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any arbitrator or tribal authority having or asserting jurisdiction.

“Hazardous Substances” shall mean any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof Released into the environment; or (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, NORM, or radon gas.

“Hedge Agreements” shall mean all of the rights, titles and interests of Seller, any Selling Subsidiary or any of their respective Affiliates in and to any swap, collar, floor, cap, option or other contract or agreement (including sales contracts with fixed prices) which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons related to the Assets (excluding the Excluded Assets).

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Indemnified Party” shall have the meaning set forth in Section 12.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 12.7(a).

“Indemnity Cap” shall have the meaning set forth in Section 12.4(b).

“Individual Title Threshold” shall have the meaning set forth in Section 11.2(i)(i).

“Joint Operating Agreement” shall have the meaning set forth in the Participation Agreement.

“Knowledge” shall mean, (a) with respect to Seller, the actual knowledge of Rich Weber, Matt Jones, Brett Loflin and Daniel Herz and (b) with respect to Buyer, the actual knowledge of Walter Van De Vijver, Jagannatha Kumar and Vaibhav Sharma.

“Law” shall mean any applicable statute, law, rule (including rules of common law), regulation, ordinance, order, code, ruling, writ, injunction, judgment, settlement, decree or other official act or legally enforceable requirement of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Letter of Credit” shall mean the Letter of Credit as defined in and in the form attached to the Letter of Credit Agreement.

“Letter of Credit Agreement” shall mean the Letter of Credit Agreement, dated as of the Closing Date, by and between Seller and Buyer in the form attached hereto as Exhibit E.

“Liabilities” shall mean any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise.

“Like Kind Exchange Assets” shall mean those Assets (excluding the Excluded Assets) that are transferred to the Qualified Intermediary by Seller and/or the Selling Subsidiaries and then by the Qualified Intermediary to Buyer, as contemplated by Section 14.5.

“LMM” shall have the meaning set forth in the Participation Agreement.

“Material Adverse Effect” shall mean an event, change or circumstance that (a) individually or in the aggregate, results in, or reasonably could be expected to result in, a material adverse effect on the ownership or operation of the Assets (excluding the Excluded Assets), taken as a whole and as currently operated as of the Execution Date or (b) a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, that for the purposes of clause (a) hereof, none of the following shall constitute a Material Adverse Effect, or shall be taken into account in determining whether a Material Adverse Effect shall have occurred: (i) subject to the last sentence of Section 4.3, any effect resulting from announcing this Agreement or the Transaction Documents or from entering into or consummating the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions; (iii) changes in conditions or developments generally applicable to the oil and gas industry generally or with respect to any area or areas in which the Assets are located, (iv) acts of God, including hurricanes, storms and other natural disasters; (v) civil unrest or similar disorder, terrorist acts or any outbreak of hostilities or war, (vi) any effect resulting from a change in Laws from and after the Execution Date; (vii) any reclassification or recalculation of reserves in the ordinary course of business; (viii) any changes in the prices of Hydrocarbons; (ix) any effect resulting from any action taken by Buyer or any of its Affiliates, other than pursuant to this Agreement, (x) any effect resulting from any action taken by Seller or any of its Affiliates with the Buyer’s consent and (xi) natural declines in well performance.

“Net Acre” shall mean, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Seller’s or a Selling Subsidiary’s, as applicable, Working Interest in such Lease; provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“Net Revenue Interest” shall mean, with respect to any Lease, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such Lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“New York Courts” shall have the meaning set forth in Section 14.16(b).

“NORM” shall mean naturally occurring radioactive material.

“Oil and Gas Interests” shall have the meaning set forth in Section 2.1(a).

“Option Acreage” shall have the meaning set forth in the Participation Agreement.

“Participation Agreement” shall mean the Participation and Development Agreement, dated as of the Closing Date, between Seller and Buyer, in the form attached as Exhibit G.

“Party” and “Parties” shall have the respective meanings given to such terms in the preamble.

“Participating Interest Share” shall have the meaning set forth in the Participation Agreement.

“Permit” shall mean any permit, water right (including water withdrawal, storage, discharge, treatment and disposal rights) license, registration, consent, order, approval, variance, exemption, waiver, franchise, right or other authorization obtained from any Governmental Authority.

“Permitted Encumbrances” shall mean:

(a) lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests, and similar burdens upon, measured by, or payable out of production if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of Seller or any Selling Subsidiary in any Lease below the Net Revenue Interest set forth on Exhibit A for such Lease, (ii) obligate Seller or any Selling Subsidiary to bear a Working Interest for any Lease that is greater than the Working Interest set forth on Exhibit A for such Lease (unless the Net Revenue Interest for such Lease is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest), or (iii) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease;

(b) liens for Asset Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(c) Customary Post-Closing Consents;

(d) conventional rights of reassignment upon final intention to abandon or release the Assets;

(e) such Title Defects as Buyer may have waived in writing;

(f) all applicable Laws and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, grant or Permit, or by any provision of Law, to terminate such right, power, grant or Permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned; and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any Permit;

(g) rights of a common owner of any interest in rights-of-way or easements currently held by Seller or any Selling Subsidiary and such common owner as tenants in common or through common ownership;

(h) easements, conditions, covenants, restrictions, servitudes, Permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, that (i) do not materially impair the use or operation of the Assets for the purposes of oil and gas development and (ii) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating similar oil and gas properties;

(i) zoning and planning ordinances and municipal regulations;

(j) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due in the normal course of business or which are being contested in good faith by appropriate proceedings by or on behalf of Seller or any of the Selling Subsidiaries;

(k) liens created under Leases or Applicable Contracts or by operation of Law in respect of obligations that are not yet due;

(l) any encumbrance affecting the Conveyed Interests that is discharged by Seller at or prior to Closing;

(m) the terms and conditions of any Applicable Contracts or other Contract specifically set forth on Schedule 4.8

(n) the other matters specifically set forth on Exhibit A;

(o) the terms and conditions of this Agreement; and

(p) all other charges, encumbrances, agreements, instruments, obligations, defects, and irregularities (but not liens) affecting the Assets that individually or in the aggregate (i) are not such as to materially interfere with the operation or use of any of the Assets (as currently owned and operated), (ii) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating similar oil and gas properties and (iii) do not (A) reduce the Net Revenue Interest of Seller in any Lease below the Net Revenue Interest set forth on Exhibit A for such Lease, (B) obligate Seller to bear a Working Interest for any Lease that is greater than the Working Interest set forth on Exhibit A for such Lease (unless the Net Revenue Interest for such Lease is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest), or (C) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Pre-Closing Asset Tax Return” shall have the meaning set forth in Section 14.2(c).

“Pref Right Cure Period” shall have the meaning set forth in Section 11.6(e).

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Qualified Intermediary” shall mean the exchange facilitator contemplated in Section 14.5.

“Records” shall have the meaning set forth in Section 2.1(c).

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Reliance Production” shall have the meaning set forth in the Participation Agreement.

“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any investigatory, cleanup, monitoring, remedial, removal, response, construction, closure, disposal, treatment, containment, mitigation or other corrective actions to the extent required under Environmental Laws to correct or remove such Environmental Condition.

“Seller” shall have the meaning set forth in the preamble.

“Seller Deliverables” shall have the meaning set forth in Section 9.3(b).

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.3.

“Seller Parent” shall mean Atlas Energy, Inc., a Delaware corporation.

“Selling Subsidiaries” shall mean, collectively, Atlas America, LLC, Viking Resources, LLC and Atlas Resources, LLC, and “Selling Subsidiary” shall mean any one of the foregoing Subsidiaries of Seller, individually.

“Signing Guarantees” shall mean, collectively, the guarantee executed by Buyer Parent as of the date hereof and the guarantee executed by Seller Parent as of the date hereof.

“Standstill Agreement” shall mean the Standstill, AMI and Transfer Restriction Agreement, by and among Seller, Seller Parent, Buyer and Buyer Parent, in the form attached hereto as Exhibit D.

“Straddle Period” shall mean any tax period beginning before and ending on or after the Effective Time.

“Subject Counties” shall mean Allegheny, Armstrong, Butler, Cambria, Clarion, Clearfield, Fayette, Greene, Indiana, McKean, Somerset, Washington and Westmoreland Counties, Pennsylvania, and Preston County, West Virginia.

“Subsidiary” shall mean, with respect to any Person, any other Person of which such first Person owns or controls fifty one percent (51%) or more of the outstanding equity securities, either directly or indirectly through an unbroken chain of entities as to each of which fifty one percent (51%) or more of the outstanding equity securities is owned directly or indirectly by its parent. For the avoidance of doubt, the term “Subsidiary” does not include any oil and gas investment partnership with respect to which any Affiliate of Seller is a general partner.

“Substitute Acreage” shall mean leases (or interests therein) covering (a) lands that constitute Option Acreage with respect to which Buyer has exercised its option to acquire its Participating Interest Share pursuant to the Participation Agreement or (b) lands acquired by Seller in the AMI within six months after the end of the Cure Period for the applicable Title Defect (but expressly excluding acreage offered as Option Acreage to Buyer pursuant to Section 6.3 of the Participation Agreement and with respect to which Buyer has declined to exercise its option to acquire its Participating Interest Share), in each case that Seller shall have substituted for acreage subject to Title Defects pursuant to Sections 11.2(d)(ii) and 11.4.

“Substitution Date” shall have the meaning set forth in Section 11.4(b).

“Tax Partnership” shall have the meaning set forth in Section 14.3.

“Tax Partnership Agreement” shall mean the Tax Partnership Agreement, dated as of the Closing Date, between Seller, the Selling Subsidiaries and Buyer, in the form attached hereto as Exhibit F.

“Termination Date” shall have the meaning set forth in Section 13.1(b).

“Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” shall have the meaning set forth in Section 12.7(c).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean, any right, circumstance or condition that, as of the Execution Date, operates to (a) increase the Net Revenue Interest of Seller or any Selling Subsidiary in any Lease to an amount above the Net Revenue Interest set forth on Exhibit A for such Lease, to the extent that such right, circumstance or condition does not cause a proportionately greater increase in Seller’s or any Selling Subsidiary’s Working Interest for such Lease above the Working Interest set forth in Exhibit A for such Lease, (b) obligate Seller or any Selling Subsidiary to bear a Working Interest in any Lease that is less than the Working Interest set forth on Exhibit A for such Lease, to the extent that such right, circumstance or condition does not cause any decrease in Seller’s or any Selling Subsidiary’s Net Revenue Interest for such Lease below the Net Revenue Interest set forth in Exhibit A for such Lease, or (c) increase the Net Acres of Seller or any Selling Subsidiary in any Lease to greater than that shown therefor in Exhibit A.

“Title Benefit Amount” shall mean the increase over the Allocated Value for the Conveyed Interests attributed to the affected Lease caused by a Title Benefit, as determined pursuant to Section 11.2(h) or 11.2(j).

“Title Benefit Cash Call Payment Amount” shall have the meaning set forth in Section 11.2(e).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Deductible” shall mean $20,000,000.

“Title Defect” shall mean any lien, charge, Encumbrance, defect, or other matter that, as of the Execution Date, causes Seller or any Selling Subsidiary not to have Defensible Title in and to the Conveyed Interests; provided that the following shall not be considered Title Defects:

(a) defects in the chain of title or in the Lease itself consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Asset;

(b) defects arising solely out of lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law;

(c) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(d) defects based on a gap in Seller’s or any Selling Subsidiary’s chain of title in the county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in any Title Defect Notice submitted with respect thereto;

(e) defects arising from any change in applicable Law after the Execution Date, including changes that would raise the minimum landowner royalty;

(f) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for seven and a half (7.5) years or more;

(g) defects that have been cured by applicable Laws of limitations or prescription, including adverse possession and the doctrine of laches;

(h) defects arising from any tax sale of the relevant Asset that occurred after January 1, 1940 and before January 1, 1989, unless Buyer provides affirmative evidence that such defect results in another Person’s superior claim of title to the relevant Asset;

(i) defects arising from or relating to the outcome of minimum royalty or related litigation;

(j) defects arising from prior oil and gas leases relating to the Leases that are not surrendered of record;

(k) ownership of coal rights severed from the remainder of the surface rights and/or the oil and gas estate relating to any of the Leases that is not certified in the applicable title opinion for such Lease to the extent not materially impairing the use or operation of the Assets for the purpose of oil and gas development;

(l) any Asset subject to Clean and Green Status, Agricultural Security Agreements, Agricultural Conservation Easements or any other type of Conservation Easement;

(m) any Asset subject to executed and recorded landowner consents for surface mining on such Asset to the extent the same does not materially impair Buyer’s use or ownership of the Asset;

(n) any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that does not affect the validity of the underlying Lease, and to the extent the same does not (i) reduce the Net Revenue Interest of Seller or any Selling Subsidiary in any Lease below the Net Revenue Interest set forth on Exhibit A for such Lease, (ii) obligate Seller or any Selling Subsidiary to bear a Working Interest for any Lease that is greater than the Working Interest set forth on Exhibit A for such Lease (unless the Net Revenue Interest for such Lease is greater than the Net Revenue Interest set forth on Exhibit A in the same proportion as any increase in such Working Interest), or (iii) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease;

(o) any preferential purchase right attached to an Asset that (in connection with the transactions contemplated by this Agreement) either has been waived in writing or for which the time period during which such preferential purchase right must be exercised has expired (without the exercise of such preferential purchase right); and

(p) any lessor consent under a Lease that (in connection with the transactions contemplated by this Agreement) has been granted in writing.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(d)(ii)(A).

“Title Defect Cash Call Payment Amount” shall have the meaning set forth in Section 11.2(d)(ii)(A).

“Title Defect Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect Notice(s)” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Title Dispute” shall have the meaning set forth in Section 11.2(j).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement, including the Assignments, the Participation Agreement (and the documents and instruments executed in connection therewith), the Tax Partnership Agreement, the Signing Guarantees, the Buyer Parent Guarantee, the Letter of Credit Agreement, and the Standstill Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 14.2(b).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Working Interest” shall mean the interest in and to a Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

Section 1.2 References. The words “hereby,” “herein,” “hereinafter,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

Section 1.3 Articles and Sections. This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the Parties shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles and sections.

Section 1.4 Construction. Whenever the context requires, reference herein made to a single number shall be understood to include the plural, and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated. The term “including” shall mean “including without limitation.” All references herein to “$” or “dollars” shall refer to the lawful currency of the United States.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to, and to cause the Selling Subsidiaries to, sell to Buyer, and Buyer agrees to purchase and pay for, the interests described below in and to the following (less and except for any such assets that Seller or any Selling Subsidiary does not own as of the Effective Time as a result of actions taken or inaction after the Execution Date in compliance with Section 6.1), but subject to any re-conveyance obligation provided pursuant to the terms of Section 11.2(d)(ii)(B), owned or held as of the Execution Date, such interests in such assets and properties described in clauses (a), (b) and (c) of this Section 2.1 shall be referred to herein collectively as the “Conveyed Interests”:

(a) an undivided forty percent (40%) of all of Seller’s and each Selling Subsidiary’s right, title and interest in and to the oil, gas and/or mineral leases, subleases, fee interests, fee mineral interests, mineral servitudes, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and all other interests of any kind or character in oil, gas and/or minerals in place described in Exhibit A, with respect only to the Conveyed Depths (collectively, the “Leases”), together with any and all leasehold interests and other rights, titles and interests of Seller or any Selling Subsidiary in and to, or arising in connection with (i) the leasehold estates created by the Leases, and (ii) the interest in any pooled acreage, communitized acreage or units arising on account of the Leases having been pooled, communitized or unitized into such units (such undivided forty percent (40%) of Seller’s and any Selling Subsidiary’s interest in such units, collectively with the Leases, the “Oil and Gas Interests”);

(b) an undivided forty percent (40%) of all of Seller’s and each Selling Subsidiary’s right, title and interest in and to the following assets and properties, to the extent, and only to the extent, that such assets and properties are associated with the Oil and Gas Interests:

(i) all Applicable Contracts, but only with respect to rights and obligations arising thereunder from and after the Effective Time; and

(ii) all geophysical and other seismic and related technical data and information relating to the Oil and Gas Interests (except to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty to a Party other than Seller or any Affiliate of Seller that Buyer has not separately agreed in writing to pay, each such fee or penalty (and the related agreement or instrument) being described in Schedule 1.1); and

(c) except to the extent to which the transfer or disclosure of which would be restricted by binding obligations of confidentiality (which, at the request of Buyer, Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that Buyer does not agree to undertake or pay in connection therewith), copies of and the right to use any files, records, maps, information and data of Seller or any Selling Subsidiary or any of its Affiliates, whether written or electronically stored, including (i) land and title records (including abstracts of title, title opinions, and title curative documents); (ii) contract files; (iii) correspondence; and (iv) operations, environmental, production and accounting and Asset Tax records, in each case, to the extent concerning the Conveyed Interests described in clauses (a), (b) and (c) of this Section 2.1 and excluding any information that cannot, without unreasonable effort or expense that Buyer does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information and data relating to the Excluded Assets (the “Records”).

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary, Seller and its Affiliates shall reserve and retain all of the Excluded Assets, and Buyer shall have no interest in, to and under, nor any obligations or liabilities with respect to, any Excluded Assets.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price for the sale of the Conveyed Interests as contemplated by Section 2.1 shall be an amount equal to $339,367,815 (the “Purchase Price”), as adjusted pursuant to this Agreement, to be paid by Buyer to Seller (or any Selling Subsidiary or Qualified Intermediary designated by Seller) in United States currency by direct bank deposit or wire transfer in same day funds at the Closing.

Section 3.2 Adjustments to Purchase Price.

(a) The Purchase Price shall be adjusted downward by any amount determined pursuant to Section 11.5 or 11.7 for any Conveyed Interests excluded from the conveyance at Closing pursuant thereto, and the resulting amount shall be herein called the “Adjusted Purchase Price”.

(b) As soon as reasonably practicable (but in no event later than two (2) business days prior to the anticipated Closing Date), Seller shall prepare and submit to Buyer a written notice setting forth the estimated Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of delivery of such notice.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer the following as of the Execution Date and, if the Closing occurs, will be deemed to have represented and warranted to Buyer the following as of the Closing Date only:

Section 4.1 Organization; Existence. Seller is a limited liability company duly organized, formed, validly existing and in good standing under the laws of the state of Delaware, and the Selling Subsidiaries are entities duly organized, formed, validly existing and in good standing under the laws of the state of their incorporation. Seller and each Selling Subsidiary has all requisite limited liability company power and authority to own and operate its property and to carry on its business as now conducted. Seller and each Selling Subsidiary is duly licensed or qualified to do business in, and is in good standing in, all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not result in a Material Adverse Effect.

Section 4.2 Authorization; Enforceability. Seller has full limited liability company power and authority, and each Selling Subsidiary has full power and authority, to enter into and perform this Agreement and each of the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Seller and each Selling Subsidiary of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Seller. This Agreement, and each of the Transaction Documents to which Seller and each Selling Subsidiary is a party, when executed and delivered by Seller and each Selling Subsidiary, will be the valid and binding obligation of Seller, and each such Selling Subsidiary, as applicable, and enforceable against Seller and each such Selling Subsidiary, as applicable, in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 4.3 No Conflicts. Subject to the receipt of all consents and approvals contemplated by Section 4.4 (or referenced in Schedule 4.4), the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated herein and therein do (or will) not (a) conflict with or result in a violation or breach of or default under any provisions of the organizational documents or other governing documents of Seller and each of the Selling Subsidiaries, (b) conflict with, result in a violation, breach of, or default or the creation of any Encumbrance under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license, or other agreement to which Seller or any Selling Subsidiary is a party or by which Seller, any Selling Subsidiary or the Conveyed Interests may be bound, or (c) violate any Law applicable to Seller, any Selling Subsidiary or any of the Assets (excluding the Excluded Assets), except in the case of clauses (b) and (c) where such conflict, violation, breach or default would not result in a Material Adverse Effect; provided, however, that with respect to a breach of Section 4.3(b) with respect to any Asset (excluding the Excluded Assets), such breach will be treated as a defect of title that is subject exclusively to Article XI of this Agreement. For purposes of this Section 4.3, Material Adverse Effect shall be determined without giving effect to clause (i) of the proviso to clause (a) of the definition of Material Adverse Effect.

Section 4.4 Consents. Except (a) as set forth in Schedule 4.4, (b) for the preferential purchase right set forth in Schedule 4.10, and (c) for Customary Post-Closing Consents, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that is required or would be applicable in connection with the transfer of the Conveyed Interests (assuming the various limitations “to the extent assignable” are not present in the definition of “Conveyed Interests” for this purpose), the execution and delivery of this Agreement and the Transaction Documents, or for or in connection with the consummation of the transactions and the performance of the terms and conditions contemplated hereby and thereby by Seller or any Selling Subsidiary.

Section 4.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller Parent, Seller or any Selling Subsidiary, and none of Seller Parent, Seller or any Selling Subsidiary is insolvent or generally not paying its debts as they become due.

Section 4.6 Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Code, and each Selling Subsidiary is an entity that is “disregarded as separate from its owner” within the meaning of Section 301.7701-3(a) of the Treasury Regulations.

Section 4.7 Claims and Litigation. Except as set forth in Schedule 4.7, there is no written claim for any breach of contract, tort or violation of Law or any suit, action or litigation by any Person or before any Governmental Authority, and no legal, administrative or arbitration proceedings, in each case, pending, or to Seller’s Knowledge, threatened against Seller or any Selling Subsidiary with respect to its ownership of the Conveyed Interests that would have a Material Adverse Effect.

Section 4.8 Applicable Contracts.

(a) Part I of Schedule 4.8 sets forth all Applicable Contracts.

(b) The Applicable Contracts are in full force and effect as to Seller or any Selling Subsidiary and, to Seller’s Knowledge, each counterparty (excluding any Applicable Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.8, there exist no material defaults under the Applicable Contracts by Seller or any Selling Subsidiary or, to Seller’s Knowledge, by any other Person that is a party to such Applicable Contracts. Except as set forth on Schedule 4.8 and except for such matters that would not, individually or in the aggregate, result in a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any Applicable Contract by Seller or any Selling Subsidiary or, to Seller’s Knowledge, by any other Person who is a party to such Applicable Contract. Prior to the Closing Date, Seller has made available to Buyer true and complete copies of each Applicable Contract described on Schedule 4.8 and all amendments thereto. Neither Seller nor any Selling Subsidiary has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Applicable Contract described on Schedule 4.8.

(c) Except as set forth on Schedule 4.8, and except for the Transaction Documents that are executed on the Closing Date, there are no Contracts executed by Seller or any Selling Subsidiary that will be binding on Buyer or encumber or bind the Conveyed Interests or the production therefrom after the Closing Date, including:

(i) any joint operating agreement to which the Conveyed Interests are subject;

(ii) any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business with respect to the Conveyed Interests, including any area of mutual interest Contracts with respect to the Conveyed Interests;

(iii) any executory Contract that constitutes a pending purchase and sale agreement, farmout or farm-in agreement, exploration agreement, participation agreement or other Contract providing for the purchase, sale or earning of any material asset affecting the Conveyed Interests;

(iv) any Contracts containing “tag along” or similar rights allowing a third party to participate in future sales of any of the Conveyed Interests;

(v) any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract under which the Conveyed Interests are dedicated;

(vi) any Contract that contains a call on production from the Conveyed Interests;

(vii) any Contract that is a Debt Instrument; or

(viii) any Contract involving any take or pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interest set forth in Exhibit A), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Conveyed Interests at some future time without receiving payment thereof at or after the time of delivery.

Section 4.9 No Violation of Laws. Except as set forth on Schedule 4.9, (a) there is no uncured violation by Seller or any Selling Subsidiary of any applicable Laws with respect to the ownership and operation of the Assets (excluding the Excluded Assets), except where such violations, individually or in the aggregate, would not result in a Material Adverse Effect, and (b) to Seller’s Knowledge, there is no uncured violation by any other Person of any applicable Laws with respect to the ownership and operation of the Assets (excluding the Excluded Assets), except where such violations, individually or in the aggregate, would not result in a Material Adverse Effect. This Section 4.9 does not relate in any way to environmental matters, including compliance with Environmental Laws, it being agreed that such matters are covered by and dealt with exclusively in Section 4.16.

Section 4.10 Preferential Rights. Except as set forth on Schedule 4.10, there are no preferential rights to purchase that are applicable to the transfer of the Conveyed Interests in connection with the transactions contemplated hereby.

Section 4.11 Taxes. Except as disclosed in Schedule 4.11:

(a) all material Asset Taxes that have become due and payable have been properly paid;

(b) all material returns with respect to Asset Taxes that are required to be filed by the owner of the Assets (excluding the Excluded Assets) have been filed;

(c) no material administrative or judicial proceeding with respect to Asset Taxes has been commenced or is presently pending before any Governmental Authority; and

(d) there are no material liens for taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) on the Conveyed Interests, other than statutory liens for current taxes not yet due.

Section 4.12 Brokers’ Fees. Neither Seller nor any Selling Subsidiary has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer shall have any responsibility.

Section 4.13 Tax Partnerships. Except as set forth on Schedule 4.13, none of the Assets (excluding the Excluded Assets) is held by or is subject to any contractual arrangement between any one or more of Seller and any Selling Subsidiary, on the one hand, and any other Person, on the other hand, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal tax purposes and no transfer of any part of the Assets (excluding the Excluded Assets) pursuant to this Agreement is treated as a transfer of an interest or interests in any such partnership, and, to the extent that any of the Assets (excluding the Excluded Assets) are deemed by agreement or applicable Law to be held by a partnership for federal tax purposes, except as set forth on Schedule 4.13, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Conveyed Interests.

Section 4.14 Royalties, Etc. Exhibit A contains a true, accurate and complete list of all royalties, overriding royalties, and other burdens on the Oil and Gas Interests and the beneficiaries thereof; provided, however, that any breach of the foregoing representation and warranty will be treated as a defect of title that is subject exclusively to Article XI of this Agreement. Except as set forth on Exhibit A, none of Seller, the Selling Subsidiaries, or any of their respective Affiliates, is the beneficiary of any royalties, overriding royalties or other burdens on the Oil and Gas Interests.

Section 4.15 Permits. Seller and the Selling Subsidiaries possess all material Permits required to be obtained from any Governmental Authority for conducting its business with respect to the Assets (excluding the Excluded Assets) as presently conducted, and there are no material uncured violations of the terms and provisions of such authorizations. With respect to each such Permit, none of Seller or any Selling Subsidiary has received written notice from any Governmental Authority of any violation of such Permits that remains uncured.

Section 4.16 Environmental Matters. Except as set forth on Schedule 4.16:

(a) With respect to the Assets (excluding the Excluded Assets), neither Seller nor any of the Selling Subsidiaries has entered into, or, to the Knowledge of Seller, is subject to, any agreements, consents, orders, decrees, judgments, or other binding consensual arrangements or commitments pursuant to Environmental Laws that impose conditions that prevent the development or operation of a material portion of the Assets (excluding the Excluded Assets) by the Seller or any Selling Subsidiary.

(b) Neither Seller nor any of the Selling Subsidiaries has received written notice from any Person of any (i) Release or threatened Release of Hazardous Substances at or from any of the Assets (excluding the Excluded Assets) or (ii) event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets (excluding the Excluded Assets), in each case that (A) prevents, restricts, delays or otherwise interferes with (1) compliance by Seller or any of the Selling Subsidiaries or the Assets (excluding the Excluded Assets) with any Environmental Law or the terms of any Environmental Permits, or (2) the development of the Assets (excluding the Excluded Assets) or operation thereof, or (B) gives rise to or results in any Liability of Seller or any of the Selling Subsidiaries to any Person which, in the case of either clause (A) or (B) would be material in nature.

(c) Seller and each Selling Subsidiary has made available to Buyer complete and accurate copies of all environmental assessment and audit reports and studies and all similar documentation and correspondence in the possession of or control of Seller or any of the Selling Subsidiaries and addressing potentially material environmental Liabilities or obligations relating to ownership or operation of the Assets (excluding the Excluded Assets).

(d) With respect to the Assets (excluding the Excluded Assets), there are no material uncured violations of any Environmental Law.

(e) The Assets (excluding the Excluded Assets) are not subject to any Environmental Condition.

Section 4.17 Selling Subsidiaries. The Selling Subsidiaries are the only Subsidiaries of the Seller that own any right, title or interest in the assets and properties identified in Section 2.1.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following as of the Execution Date and, if the Closing occurs, will be deemed to have represented and warranted to Seller the following as of the Closing Date only:

Section 5.1 Organization; Existence. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware. Buyer has all requisite limited liability company power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not result in a Buyer Material Adverse Effect.

Section 5.2 Authorization; Enforceability. Buyer has full limited liability company power and authority to enter into and perform this Agreement and each of the Transaction Documents to which Buyer is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer. This Agreement, and each of the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will be the valid and binding obligation of Buyer and enforceable against Buyer in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting the rights of creditors generally, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.3 No Conflicts. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents and the consummation of the transactions contemplated herein and therein do not (a) conflict with or result in a violation or breach of or default under any provisions of the organizational documents or other governing documents of Buyer, (b) conflict with, result in a violation, breach of, default, the creation of any Encumbrance under, or give rise to any right of termination, cancellation, or acceleration under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such conflict, violation, breach or default would not result in a Buyer Material Adverse Effect.

Section 5.4 Consents. No material consent, approval, authorization or Permit of, or filing with or notification to, any Person or Governmental Authority is required for or in connection with the execution and delivery of this Agreement and the Transaction Documents or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby and thereby by Buyer.

Section 5.5 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer, and Buyer is not insolvent or generally not paying its debts as they become due.

Section 5.6 Claims and Litigation. There is no suit, action, investigation or inquiry by any Person by or before any Governmental Authority, and no legal, administrative, or arbitration proceedings pending, or to Buyer’s Knowledge, threatened in writing against Buyer, or to which Buyer is a party, in each case that would result in a Buyer Material Adverse Effect.

Section 5.7 Financing. Buyer has, or will at Closing have, available to it sufficient funds to consummate the transactions contemplated by this Agreement.

Section 5.8 Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer, except to the extent of Seller’s and the Selling Subsidiaries’ express representations and warranties in Article IV, has relied on its own independent investigation, review and analysis of the Assets and the Conveyed Interests, which investigation, review and analysis was done by Buyer and its own legal, tax, economic, environmental, geological and geophysical, engineering and other advisors. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any Affiliate of Seller (except the specific representations and warranties of Seller set forth in Article IV). Buyer hereby acknowledges and agrees that, other than the representations and warranties made in Article IV, none of Seller or any of Seller’s or Seller’s Affiliates’ representatives, consultants or advisors make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Assets or the Conveyed Interests, including as to the environmental or physical condition of and contractual arrangements and other matters affecting the Assets or the Conveyed Interests. As of the Execution Date, Buyer has no Knowledge of any breach of any representation, warranty or covenant of Seller given hereunder.

Section 5.9 Brokers’ Fees. Neither Buyer nor any of its Affiliates has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

Section 5.10 Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Conveyed Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

Section 5.11 Oil and Gas Interests. Other than as contemplated by this Agreement and the Transaction Documents, as of the Execution Date, Buyer and its Affiliates have no interests in any, nor have they entered into any contracts or agreements to acquire any, oil, gas and/or mineral leases, subleases, fee mineral interests, royalties, overriding royalties, production payments, net profits interests, carried interests, reversionary interests and other similar interests in oil, gas and/or minerals in place in the Subject Counties.

Section 5.12 Regulatory. Buyer is, and shall continue to be, qualified to own and hold and, as applicable, assume operatorship of oil, gas and mineral leases in all jurisdictions where the Conveyed Interests to be transferred to Buyer are located, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause Buyer to be disqualified as such an owner or operator.

Section 5.13 Interests in Seller. Neither Buyer nor any of its Affiliates owns any equity or debt security issued by Seller or any of its Affiliates, including Seller Parent.

ARTICLE VI

CERTAIN AGREEMENTS

Section 6.1 Conduct of Business. Seller agrees that, from and after the Execution Date until the earlier of the Closing and termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or as consented to in writing by Buyer, Seller will (and will cause the Selling Subsidiaries to):

(a) not amend or waive any material right under or terminate (other than by failing to renew an existing term), or permit any of its Affiliates to amend or waive any material right under or terminate (other than by failing to renew an existing term), an Applicable Contract;

(b) not transfer, sell, mortgage, pledge, encumber or dispose of (or permit any Affiliates to do any of the foregoing) any portion of the Conveyed Interests except for (i) encumbrances of the foregoing type that would be Permitted Encumbrances, and (ii) dispositions where a reasonably prudent lessee would do the same;

(c) not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Conveyed Interests;

(d) use commercially reasonable efforts to maintain in full force and effect all Oil and Gas Interests, except where any such Oil and Gas Interest terminates pursuant to its existing terms or where a reasonably prudent operator would not maintain the same; and

(e) not agree, whether in writing or otherwise, to do any of the things Seller has agreed not to do in this Section 6.1.

Buyer agrees that the acts or omissions of the other working interest owners (including the operators), that are not Seller or any controlled Affiliates of Seller Parent, under that certain Agreement between Atlas America, LLC and PC Exploration, Inc., dated effective as of May 16, 2008 (Contract No. 08-008), and the ECA Agreements, and which Assets Seller or its Affiliates do not have the contractual right to control, shall not constitute a breach of this Section 6.1, nor shall any action required by a vote of such working interest owners constitute such a breach so long as Seller and the controlled Affiliates of Seller Parent have voted their interest in a manner consistent with the provisions of this Section 6.1.

Section 6.2 Notifications. Buyer and Seller agree that, from and after the Execution Date until the earlier of the Closing and termination of this Agreement in accordance with its terms, they will each promptly notify the other Party in writing of any event, change or circumstance that could cause a failure of any of the conditions set forth in Articles VII and VIII.

Section 6.3 Exclusivity/No-Shop. Seller agrees that, from and after the Execution Date until the earlier of the Closing and termination of this Agreement in accordance with its terms, Seller will not, and will cause its Affiliates, and its and their employees, representatives, agents, brokers, investment bankers and any other Person engaged by or acting on behalf of Seller or any Affiliate of Seller not to, directly or indirectly, (a) solicit, initiate, facilitate or knowingly encourage any Competing Transaction or any inquiries or the making of any proposal that constitutes or reasonably could be expected to lead to a Competing Transaction, or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with any Person in any way with respect to, or execute or enter into any contract or agreement with respect to any potential Competing Transaction. Seller further agrees that from and after the Execution Date, until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller will, and will cause all of its Affiliates, and all of its and their employees, representatives, agents, brokers, investment bankers and any other Person engaged by or acting on behalf of Seller or any Affiliate of Seller to, cease and cause to be terminated immediately all existing discussions or negotiations with any Person (other than Buyer and its Affiliates) with respect to any Competing Transaction.

Section 6.4 Conditions. Buyer and Seller will use their respective reasonable best efforts (including complying with the payment obligations set forth in Section 9 of the Letter of Credit Agreement and, if required, the incurrence of other customary and reasonable costs and fees) to cause the conditions set forth in Articles VII and VIII to be satisfied prior to or on the Closing Date; provided that this Section 6.4 shall in no event require Buyer or Seller to waive any condition applicable to it.

Section 6.5 Negotiations with LMM. Seller agrees that from and after the Execution Date through the earlier of the Closing and any termination of this Agreement in accordance with the provisions of Article XIII, Buyer and its Affiliates shall be permitted to approach LMM for the purpose of discussing and entering into a separate gas gathering agreement with LMM covering Reliance Production.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject to the satisfaction (or waiver by Buyer) on or prior to the Closing of each of the following conditions (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

Section 7.1 Representations. The representations and warranties of Seller (a) set forth in Sections 4.2 and 4.12 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, (b) set forth in this Agreement that are qualified by “Material Adverse Effect” shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), and (c) otherwise set forth in Article IV and not dealt with in clauses (a) and (b) above shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), except to the extent that failure of such representations and warranties described in the clause (c) to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect. To the extent that, as of the Execution Date, Buyer has any Knowledge of any breach of any representation or warranty of Seller given hereunder, such breach shall not be taken into account for purposes of determining whether the condition set forth in this Section 7.1 has been satisfied.

Section 7.2 Performance. Seller shall have performed or complied in all material respects with the obligations, agreements, and covenants of Seller contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

Section 7.3 No Legal Proceedings; Illegality. No material suit, action, or other proceeding brought by a Governmental Authority seeking to restrain, prohibit, enjoin, or declare illegal the Closing or the consummation of the transactions contemplated by this Agreement or the Transaction Documents shall be pending. No order, award or judgment shall have been issued by any Governmental Authority to restrain, prohibit, enjoin, or declare illegal the Closing.

Section 7.4 Closing Deliverables. Seller shall have delivered to Buyer the Seller Deliverables.

ARTICLE VIII

SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject to the satisfaction (or waiver by Seller) on or prior to the Closing of each of the following conditions precedent (except for those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions):

Section 8.1 Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), except to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

Section 8.2 Performance. Buyer shall have performed or complied in all material respects with the obligations, agreements, and covenants of Buyer contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

Section 8.3 No Legal Proceedings; Illegality. No material suit, action, or other proceeding brought by a Governmental Authority seeking to restrain, prohibit, or declare illegal the Closing or the consummation of the transactions contemplated by this Agreement or the Transaction Documents shall be pending. No order, award or judgment shall have been issued by any Governmental Authority to restrain, prohibit, enjoin, or declare illegal the Closing.

Section 8.4 Closing Deliverables. Buyer shall have delivered to Seller the Buyer Deliverables.

Section 8.5 Letter of Credit. Seller shall have received a duly executed and binding Letter of Credit, including a letter from JPMorgan Chase Bank, N.A. confirming the Letter of Credit.

ARTICLE IX

CLOSING

Section 9.1 Closing. Subject to the terms and conditions stated in this Agreement, the sale by Seller and/or the Selling Subsidiaries, and the purchase by Buyer, of the Conveyed Interests, pursuant to this Agreement (the “Closing”) shall occur on the third (3rd) business day after the conditions to Closing in Article VII and VIII have been satisfied (except for those conditions that by their nature are to be satisfied at the Closing), or such other date as Buyer and Seller may agree upon in writing. The date of the Closing shall be the “Closing Date.”

Section 9.2 Place of Closing. The Closing shall be held on the Closing Date at 10:00 a.m., New York Time, at the offices of Jones Day located at 222 East 41st Street, New York, NY 10017, or such other time and place as the Parties may mutually agree.

Section 9.3 Closing Obligations.

(a) On the Closing Date, Buyer will deliver or cause to be delivered to Seller the following items (all documents, other than the Letter of Credit, will be duly executed and acknowledged, where required, by an authorized signatory of Buyer or, if applicable, Buyer Parent or Buyer’s Affiliates) (collectively, the “Buyer Deliverables”):

(i) The Adjusted Purchase Price to an account or accounts designated by Seller (for the account of Seller, any Selling Subsidiary, or any Qualified Intermediary designated by Seller in writing to Buyer no later than three (3) business day prior to Closing) by direct bank deposit or wire transfer in same day funds; Assignments covering the Conveyed Interests in sufficient counterparts for recordation in each of the Subject Counties;

(ii) The Participation Agreement, the Tax Partnership Agreement, the Letter of Credit Agreement and the Standstill Agreement;

(iii) The Buyer Parent Guarantee;

(iv) The Letter of Credit, duly executed and delivered by the State Bank of India;

(v) The Gas Gathering Acknowledgements; and

(vi) A certificate from an officer of Buyer certifying on behalf of Buyer that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

(b) On the Closing Date, Seller will deliver or cause to be delivered to Buyer the following items (all documents will be duly executed and acknowledged, where required, by an authorized signatory of Seller or, if applicable, Seller Parent or Seller’s Affiliates, including the Selling Subsidiaries) (collectively, the “Seller Deliverables”):

(i) Assignments covering the Conveyed Interests in sufficient counterparts for recordation in each of the Subject Counties;

(ii) The Participation Agreement, the Tax Partnership Agreement, the Letter of Credit Agreement and the Standstill Agreement;

(iii) The written consent of JPMorgan Chase Bank, N.A., as administrative agent under the Atlas Credit Agreement, to the consummation of the transactions contemplated by this Agreement and the Transaction Documents;

(iv) Releases of any Lien on the Conveyed Interests under the Atlas Credit Agreement;

(v) Executed statements described in Treasury Regulation §1.1445-2(b)(2) from Seller certifying that it is neither a foreign person nor a disregarded entity within the meaning of the Code;

(vi) The Gas Gathering Acknowledgements; and

(vii) A certificate from an officer of Seller certifying on behalf of Seller that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

Section 9.4 Records. Following the Closing and for so long as may be reasonably necessary (but not to exceed six (6) months) Seller shall provide (and shall cause the Selling Subsidiaries to provide) to Buyer reasonable access to the Records for purposes of allowing Buyer, at Buyer’s sole cost and expense, to copy the Records. If information relating to Excluded Assets is included in the Records, Seller shall arrange, at Buyer’s request, for the redaction, at Buyer’s sole cost and expense, of such information.

ARTICLE X

ACCESS AND DISCLAIMERS

Section 10.1 Access for Title Due Diligence.

(a) From and after the Execution Date and up to and including the Title Defect Claim Date, solely to conduct Buyer’s due diligence investigation of title matters relating to the Assets (excluding the Excluded Assets) for purposes of Article XI, Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers, landmen, consultants and other representatives of Buyer designated by Buyer (collectively, “Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets (excluding the Excluded Assets) and all records and other documents in Seller’s or any of its Affiliates’ possession relating primarily to the title condition of the Assets (excluding the Excluded Assets). Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the title condition of the Assets (excluding the Excluded Assets) in order that Buyer may make such title diligence investigation as Buyer considers necessary or appropriate. All title due diligence investigations conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any such examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Buyer shall coordinate its access rights and physical inspections of the Assets (excluding the Excluded Assets) with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer shall, and shall cause all Buyer’s Representatives to, abide by Seller’s, and any Third Party operator’s safety rules, regulations and operating policies of which they are informed while conducting Buyer’s title due diligence investigation of the Assets (excluding the Excluded Assets).

(b) Buyer hereby agrees to defend, indemnify and hold harmless each of the operators of the Assets and each of the Seller Indemnified Parties from and against any and all Liabilities attributable to bodily injury, death or physical property damage, or violation of Seller’s or its Affiliate’s or any Third Party operator’s rules, regulations or operating policies of which Buyer or Buyer’s Representative associated with the Liabilities had been informed, arising out of, resulting from or relating to any field visit, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES.

(c) Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or any of its Affiliates, (i) repair all physical damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better physical condition than they were immediately prior to commencement of Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence.

Section 10.2 Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Assets (excluding the Excluded Assets), Buyer may become privy to confidential and other information of Seller and its Affiliates and that such confidential information (including information and reports generated from such access by Buyer or Buyer’s Representatives) (a) prior to Closing, shall be deemed to be “Evaluation Material” under the Confidentiality Agreement, and (b) after Closing, shall be deemed to be “Confidential Data” under the Participation Agreement.

Section 10.3 Lessee History. Without limiting Buyer’s rights under this Article X or Article XI, Seller shall provide to Buyer, within 30 days of the Execution Date, a summary corporate or transactional history for purposes of assisting Buyer in determining how lessees other than Seller or a Selling Subsidiary identified in Exhibit A are related to Seller or a Selling Subsidiary. Such history shall be given without any representation or warranty of any kind, shall be subject to the disclaimers set forth in Section 10.4, and shall not be subject to Article XII.

Section 10.4 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE CONDITION, QUALITY, SUITABILITY OR MARKETABILITY OF THE ASSETS, INCLUDING THE MARKETABILITY OF ANY HYDROCARBONS, (VII) THE AVAILABILITY OF GATHERING OR TRANSPORTATION FOR HYDROCARBONS, (VIII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (IX) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND (X) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE CONVEYED INTERESTS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.16, SELLER HAS NOT MADE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO SELLER’S REPRESENTATIONS IN SECTION 4.16, BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED INTERESTS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d) SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XI

TITLE MATTERS; TRANSFER RESTRICTIONS

Section 11.1 General Disclaimer of Title Warranties and Representations. Without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s or any of the Selling Subsidiaries’ title to any of the Assets, and Buyer hereby acknowledges and agrees that (except for breaches of any of the covenants of Seller set forth in Section 6.1, for which Buyer will have the remedies provided in Article XII) Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in Section 11.2, and that the provisions of Article XII shall not apply with respect to any defect in title, including any Title Defect, to any of the Assets or any breach of any representation, warranty or covenant (other than any covenant set forth in Section 6.1, 11.5, 11.7 or 14.10) relating to or affecting title, including any Title Defect, to any of the Assets. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that Buyer shall not be prevented from delivering a Title Defect Notice with respect to any Title Defect caused by or arising from any matter disclosed on Schedule 4.7.

Section 11.2 Notice of Title Defects; Defect Adjustments.

(a) Title Defect Notices. On or before the date that is eighteen (18) months following the Closing Date (the “Title Defect Claim Date”), Buyer may deliver claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices,” and each individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Article XI. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and none of Seller or any of the Seller Indemnified Parties shall have any liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Defect Claim Date. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect(s), (ii) the Leases affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of the Conveyed Interests in each Title Defect Property, (iv) supporting documents available to Buyer reasonably necessary for Seller to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of the Conveyed Interests of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Defect Claim Date, written notice (which shall not constitute a Title Defect Notice) of all Title Defects discovered by Buyer during the preceding calendar week, which notice shall be preliminary in nature and be supplemented prior to the Title Defect Claim Date; provided that failure to provide a preliminary notice of a Title Defect shall not prejudice Buyer’s right to assert such Title Defect in accordance with the terms hereunder. Each of Buyer and Seller shall also promptly furnish the other with written notice of any Title Defect or Title Benefit which is discovered by any of its or any of its Affiliates’ employees, title attorneys, landmen or other title examiners prior to the Title Defect Claim Date.

(b) Title Benefit Notices. In addition to any Title Benefits reported by Buyer pursuant to Section 11.2(a), Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Defect Claim Date with respect to each Title Benefit a notice setting forth any additional matters that in Seller’s reasonable opinion constitute Title Benefits and which Seller intends to assert as Title Benefits pursuant to this Article XI (each, a “Title Benefit Notice”). To be effective, each Title Benefit Notice shall be in writing and shall include (i) a description of the alleged Title Benefit, (ii) the Leases affected by the Title Benefit, (iii) supporting documents available to Seller reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (iv) the amount by which Seller reasonably believes the Allocated Value of each affected Lease is increased by the Title Benefit and the computations upon which Seller’s belief is based. Except for Title Benefits which Buyer is required to report to Seller pursuant to Section 11.2(a), Seller shall be deemed to have waived, and none of Buyer or any of the Buyer Indemnified Parties shall have any liability for, any Title Benefit for which Buyer has not received notice on or before the Title Defect Claim Date.

(c) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to the date that is one hundred and eighty (180) days following its receipt of a Title Defect Notice with respect to a Title Defect Property (each such one hundred and eighty (180) day period, a “Cure Period”), any Title Defects; provided, however, that if after the diligent pursuit of other remedies reasonably available to Seller to cure any such Title Defect, Seller reasonably believes that such Title Defect can be cured through a quiet title or similar proceeding, then the applicable Cure Period with respect to such Title Defect shall be extended to eighteen (18) months following Seller’s receipt of a Title Defect Notice with respect thereto, notwithstanding Seller’s previous attempt to cure such Title Defect without the use of a quiet title or similar proceeding, so long as Seller’s initial attempt to cure such Title Defect was diligently pursued and Seller initiates the quiet title or similar proceeding on or before the end of the original Cure Period and diligently pursues such proceeding.

(d) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or reasonably cured on or before the expiration of the applicable Cure Period, the following shall occur:

(i) if the Parties so mutually agree, within ten (10) days of the end of the applicable Cure Period with respect to any particular Title Defect, Seller shall indemnify, defend and hold harmless Buyer with respect to such Title Defect by an indemnity in form and substance reasonably satisfactory to Buyer and Seller; or

(ii) if the Parties do not mutually agree for Seller to provide Buyer the indemnity, as set forth in Section 11.2(d)(i) within ten (10) days of the end of the applicable Cure Period with respect to any particular Title Defect, then, Seller shall, at its sole option, elect (subject in each case, unless otherwise set forth herein, to the Individual Title Threshold and the Title Deductible) to:

(A) if the Drilling Carry Termination Date (1) has not occurred, reduce, in accordance with the terms of Section 3.4 of the Participation Agreement (aa) the Drilling Carry Cap by eighty percent (80%) of the amount determined pursuant to Section 11.2(g) or 11.2(j) as being the value of such Title Defect (the “Title Defect Amount”), and (bb) the amount of the Drilling Carry Obligation to be paid by Buyer in the immediately following cash calls under any Applicable Operating Agreement by twenty percent (20%) of the Title Defect Amount (the “Title Defect Cash Call Payment Amount”) and the Title Defect Cash Call Payment Amount shall be paid by Seller on behalf of Buyer; or (2) has occurred, reduce the amount to be paid by Buyer in the immediately following cash calls under any Applicable Operating Agreements by one hundred percent (100%) of the Title Defect Amount, and such amount shall be paid by Seller on behalf of Buyer; or

(B) exercise the substitution remedy in accordance with Section 11.4, in which case Buyer shall reassign to Seller the entirety of the Title Defect Property that is subject to such Title Defect and such Title Defect Property shall be deemed to be an Excluded Asset hereunder; provided that (1) if any such Title Defect Property is located in the Core Area, then any Substitute Acreage for such Title Defect Property must be located in the Core Area, and (2) Seller shall not be entitled to substitute, pursuant to this Section 11.2(d)(ii)(B), for more than 30,000 gross acres of acreage subject to Title Defects.

(e) Remedies for Title Benefits. With respect to each Lease affected by Title Benefits reported under Section 11.2(a) or 11.2(b), the aggregate Title Defect Amounts attributable to all uncured Title Defects shall be reduced by an amount equal to the Title Benefit Amount. If the aggregate of all Title Benefit Amounts exceeds the aggregate of all Title Defect Amounts as of the expiration of the last applicable Cure Period and the Drilling Carry Termination Date (i) has not occurred, then, in accordance with the terms of Section 3.4 of the Participation Agreement, (A) the amount of the Atlas Development Costs to be paid by Seller in the immediately following cash calls under any Applicable Operating Agreement shall be reduced by twenty percent (20%) of the Title Benefit Amount (the “Title Benefit Cash Call Payment Amount”), and the Title Benefit Cash Call Payment Amount shall be paid by Buyer on behalf of Seller, and (B) the Drilling Carry Cap shall be increased by eighty percent (80%) of the Title Benefit Amount; or (ii) has occurred, then the amount of the Atlas Development Costs to be paid by Seller in the immediately following cash calls under any Applicable Operating Agreement shall be reduced by one hundred percent (100%) of the Title Benefit Amount, and such amount shall be paid by Buyer on behalf of Seller.

(f) Exclusive Remedy. Except for any defect of title arising out of a breach of any of the covenants of Seller set forth in Section 6.1, for which Buyer will have the remedies provided in Article XII, Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to any Asset.

(g) Title Defect Amount.

(i) If the Title Defect represents a discrepancy between (A) the actual Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A, then the Title Defect Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Allocated Value (on a per acre dollar amount) for such Title Defect Property set forth on Exhibit A; provided that if the Title Defect does not affect the Lease throughout the entire life of the Lease, then the Title Defect Amount determined under this Section 11.2(g) shall be reduced to take into account the applicable time period only.

(ii) Except as provided in Section 11.2(g)(i), the Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Conveyed Interests attributed to the affected Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following terms and conditions:

(A) if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(B) if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(C) if the Title Defect represents a discrepancy between (1) the Net Revenue Interest for any Title Defect Property and (2) the Net Revenue Interest set forth in Exhibit A for such property, and the Working Interest is not reduced proportionately, then the Title Defect Amount shall be the product of (x) the Allocated Value of the Conveyed Interests attributed to such Title Defect Property multiplied by (y) a fraction, the numerator of which is the absolute value of such Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth in Exhibit A for such property;

(D) if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Conveyed Interests attributed to the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (1) the reasonable cost and expense of curing such Title Defect and (2) the Allocated Value of the Conveyed Interests attributable to the Title Defect Property;

(E) the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount pertaining to such Title Defect Property hereunder; and

(F) notwithstanding anything to the contrary, the aggregate Title Defect Amounts attributable to the effects of all Title Defects under this Section 11.2(g)(i), upon any Title Defect Property shall not exceed the Allocated Value of the Conveyed Interests attributable to such Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i) if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii) if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Lease and (B) the Net Revenue Interest set forth in Exhibit A for such Lease, and the Working Interest is not increased proportionately, then the Title Benefit Amount shall be the product of (X) the Allocated Value of the Conveyed Interests attributable to the affected Lease multiplied by (Y) a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth in Exhibit A for such Lease; provided that if the Net Revenue Interest does not affect the Lease throughout the entire life of the Lease, then the Title Benefit Amount determined under this Section 11.2(h) shall be reduced to take into account the applicable time period only; and

(iii) if the Title Benefit represents a discrepancy between (A) the actual Net Acres for any Lease and (B) the Net Acres for such Lease stated in Exhibit A, then the Title Benefit Amount shall be the product obtained by multiplying the positive difference between such Net Acres amounts by the Allocated Value (on a per acre dollar amount) for such Lease set forth on Exhibit A.

(i) Deductibles.

(i) Notwithstanding the foregoing, (A) in no event shall there be any remedies provided by Seller, and Seller shall not be responsible, for any individual Title Defect pursuant to Section 11.2(d) for which the Title Defect Amount does not exceed $25,000 (the “Individual Title Threshold”) and (B) in no event shall there be any remedies provided by Seller, and Seller shall not be responsible, for any Title Defect that exceeds the Individual Title Threshold pursuant to Section 11.2(d) unless (1) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Threshold, in the aggregate, excluding any Title Defect Amounts attributable to Title Defects cured by Seller pursuant to Section 11.2(c), Title Defect Properties for which Seller indemnifies Buyer pursuant to Section 11.2(d)(i), or Title Defect Properties substituted by Seller pursuant to Section 11.2(d)(ii) exceeds (2) the Title Deductible, after which point Buyer shall be entitled to remedies pursuant to Section 11.2(d) only with respect to the aggregate Title Defect Amounts in excess of such Title Deductible. The Parties agree that if the same Title Defect affects more than one Lease, then the Title Defect Amounts for each Lease affected by such Title Defect shall be aggregated for the purposes of determining whether the Individual Title Defect Threshold has been met with respect to such Title Defect. If the Parties mutually agree to have any Title Defect Property made subject to an indemnity from Seller pursuant to Section 11.2(d)(i) or substituted by Seller pursuant to Section 11.2(d)(ii), the Title Defect Amount relating to the Conveyed Interests attributable to such Title Defect Property will not be counted towards the Title Deductible.

(ii) Notwithstanding anything herein to the contrary, (A) in no event shall there be any reductions to the aggregate Title Defect Amounts or any payment under Section 11.2(e), and Buyer shall not be responsible, for any individual Title Benefit for which the Title Benefit Amount does not exceed the Individual Title Threshold and (B) in no event shall there be any reductions to the aggregate Title Defect Amounts or any payment under Section 11.2(e), and Buyer shall not be responsible, for any Title Benefit unless the sum of the Title Benefit Amounts of all Title Benefits in excess of the Individual Title Threshold exceeds the Title Deductible, after which point Seller shall be entitled to such remedies only with respect to the aggregate Title Benefit Amounts in excess of such Title Deductible. The Parties agree that if the same Title Benefit affects more than one Lease, then the Title Benefit Amounts for each Lease affected by such Title Benefit shall be aggregated for the purposes of determining whether the Individual Title Threshold has been met with respect to such Title Benefit.

(iii) If a Title Defect results from Seller or any Selling Subsidiary (A) not having the number of gross acres set forth on Exhibit A with respect to a Lease, then with respect to such Title Defect, the Title Deductible provision in Section 11.2(i)(i) shall not apply, or (B) from the failure of Seller to obtain a required consent within six (6) months of the Closing Date with respect to a Conveyed Interest excluded pursuant to Section 11.6, then with respect to such Title Defect, the Individual Title Threshold and the Title Deductible provisions in Section 11.2(i)(i) shall not apply.

(j) Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to the expiration of the applicable Cure Period. If Seller and Buyer are unable to agree by the expiration of the applicable Cure Period, each Title Defect, Title Benefit, Title Defect Amount and Title Benefit Amount in dispute (a “Title Dispute”) shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney experienced in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located (the “Title Arbitrator”). The Title Arbitrator shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the end of the applicable Cure Period, and absent such agreement, by the Philadelphia, Pennsylvania office of the AAA. The place of arbitration shall be Pittsburgh, Pennsylvania and the arbitration shall be conducted in accordance with the AAA Rules, to the extent such rules do not conflict with the terms of this Article XI. In addition to being bound by and adhering to the rules and practices of the AAA and applicable law on arbitrator neutrality, the Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The Title Arbitrator’s award shall be made within twenty (20) days after the closing of the hearing and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 11.2(g) and 11.2(h) and the AAA Rules. The Title Arbitrator, however, may not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice, nor a lower Title Defect Amount than the Title Defect Amount proposed by Seller in its response to such Title Defect Notice, and may not award Seller a greater Title Benefit Amount than the Title Benefit Amount claimed by Seller in its applicable Title Benefit Notice. The Title Arbitrator shall determine the specific disputed Title Defect, Title Benefit, Title Defect Amount and/or Title Benefit Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any other matter. Seller and Buyer shall bear their own legal fees and other costs of presenting their case. Seller and Buyer shall each bear one-half of the costs and expenses of the Title Arbitrator. Within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount, unless otherwise agreed by the Parties and to the extent such Title Defect Amount or Title Benefit Amount would otherwise be required to be paid by one Party to the other Party pursuant to the terms of this Article XI, (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer.

Section 11.3 No Hire of Title Professionals. Until the expiration of the final Cure Period (or if there is any dispute arising under this Article XI, until such dispute is resolved in accordance with Section 11.2(j)), neither Buyer nor or any of its Affiliates shall hire or utilize any contractor listed on Schedule 11.3 for land or title related purposes.

Section 11.4 Substitute Acreage.

(a) In the event that Seller exercises its right under Section 11.2(d)(ii), Seller may take any one or more of the following actions in order to replace acreage subject to Title Defects with Substitute Acreage:

(i) if, pursuant to Section 6.3(a) of the Participation Agreement, Buyer has elected to acquire its Participating Interest Share of Option Acreage, but has not yet acquired and paid for such Participating Interest Share of Option Acreage pursuant to Section 6.3(c) of the Participation Agreement, Seller may assign to Buyer the requisite Participating Interest Share of such Option Acreage, without cost to Buyer, pursuant to the Participation Agreement, and such Option Acreage shall be deemed to be Substitute Acreage;

(ii) if, pursuant to Section 6.3(a) of the Participation Agreement, Buyer has elected to acquire its Participating Interest Share of Option Acreage and has already acquired and paid for such Participating Interest Share of Option Acreage pursuant to Section 6.3(c) of the Participation Agreement, then Seller may either (A) refund to Buyer the Acquisition Costs of such Participating Interest Share, in which case such Option Acreage shall be considered Substitute Acreage, or (B) assign to Buyer a portion of Seller’s undivided interest in such Option Acreage, in which case such Option Acreage shall be considered Substitute Acreage (but in no event shall such assignment result in Buyer owning greater than an undivided forty-nine percent (49%) interest in such Option Acreage); and

(iii) if Seller (or any Selling Subsidiary) acquires any Substitute Acreage of the type described in clause (b) of the definition of Substitute Acreage, then Seller may assign to Buyer up to an undivided forty percent (40%) interest in such Substitute Acreage, together with any rights Seller (or any Selling Subsidiary) may have, to the extent assignable to Buyer, under the agreement or agreements pursuant to which Seller (or any Selling Subsidiary) acquired such Substitute Acreage, in each case, without cost to Buyer.

The actions taken pursuant to this Section 11.4 shall be taken so that the Net Acres and the Net Revenue Interest of, and Buyer’s undivided interest in (or, in the case of Section 11.4(a)(ii)(B), Buyer’s increase in undivided interest in) the Substitute Acreage shall be equivalent on an aggregate basis with the Net Acres and the Net Revenue Interest of, and Buyer’s Working Interest in, the acreage subject to Title Defects for which the substitution remedy under Section 11.2(d)(ii) is exercised.

(b) Once the Cure Period for any Title Defect has expired, at Seller’s election, as provided in Section 11.2(d)(ii), the Substitute Acreage remedy described in this Section 11.4 may be exercised as to such Title Defect on the next succeeding Substitution Date following the expiration of the such Cure Period; provided, however, that if the next succeeding Substitution Date for such Title Defect shall occur earlier than the three (3) months anniversary of the end of the Cure Period for such Title Defect, then the remedy may be exercised as to such Title Defect on the second succeeding Substitution Date following the expiration of such Cure Period. For purposes of this Section 11.4(b), a “Substitution Date” shall mean each of the following dates: (i) the date that is the six (6) month anniversary of the Closing Date, and (ii) each date that is a six (6) month anniversary of the previous Substitution Date occurring on or prior to the six (6) month anniversary of the end of the last Cure Period.

Section 11.5 Casualty or Condemnation Loss. If, after the Execution Date but prior to the Closing Date, (a) any portion of the Conveyed Interests is taken by any Governmental Authority in condemnation or under right of eminent domain or (b) any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any of the Conveyed Interests or portion thereof, but no taking of such Conveyed Interests or portion thereof occurs prior to the Closing Date, then, in either case, the Conveyed Interests or portion thereof shall be excluded from the Conveyed Interests to be conveyed to Buyer to the extent of the interest affected by the condemnation or eminent domain, the Purchase Price shall be reduced by twenty percent (20%) of the Allocated Value of the relevant Conveyed Interest and the Drilling Carry Cap shall be reduced by eighty percent (80%) of the Allocated Value for the relevant Conveyed Interest.

Section 11.6 Consents to Assign; Preferential Purchase Rights.

(a) If, as of the Closing, (i) Seller has not obtained any consent under a Lease required for the assignment of any portion of the Conveyed Interests prior to the Closing and the failure to obtain such consent would (A) cause the assignment of such portion of such Conveyed Interests to Buyer to be void or (B) cause the termination of such Lease under the express terms thereof, (ii) Seller has not obtained a consent required for the assignment of an Applicable Contract and the failure to obtain such consent would prevent Buyer from fully participating in the development activities with respect to any portion of the Conveyed Interests; or (iii) a consent requested by Seller is denied in writing, then that portion of the Conveyed Interests shall be deemed to be excluded from the Conveyed Interests to be conveyed to Buyer at Closing, but neither the Purchase Price nor the Drilling Carry Cap shall be reduced; provided, however, that from and after Closing, Seller shall use commercially reasonable efforts to cause such consents to assignment to be obtained and delivered (and, until the earlier of Seller’s obtaining any such consents to assignment and six (6) months following the Closing Date, Seller shall provide, to the extent reasonably practicable, the benefits and burdens of such Conveyed Interests to Buyer). If a required consent (with respect to any portion of the Conveyed Interests deemed excluded pursuant to this Section 11.6) that was not obtained prior to Closing is (A) obtained within six (6) months following the Closing, then within ten (10) days after such consent is obtained, Seller shall assign to Buyer such Conveyed Interests or portion thereof pursuant to an Assignment, or (B) not obtained within six (6) months following the Closing, then Seller’s failure to obtain such consent and to convey such Conveyed Interests to Buyer shall be a Title Defect subject to the provisions of this Article XI.

(b) If, as of the Closing, Seller has not obtained any consent required prior to the Closing with respect to any Applicable Contract, such Applicable Contract shall not be assigned or otherwise transferred to Buyer at Closing and such Applicable Contract shall be deemed to be excluded from the Conveyed Interests to be conveyed to Buyer at Closing, but neither the Purchase Price nor the Drilling Carry Cap shall be reduced; provided, however, that from and after Closing, Seller shall use commercially reasonable efforts to cause such consents to assignment to be obtained and delivered (and, until the earlier of Seller’s obtaining any such consents to assignment or six (6) months following the Closing Date, Seller shall provide, to the extent reasonably practicable, the benefits and burdens of such Applicable Contract to Buyer) and, if Seller is (i) successful in obtaining and delivering any such consents to assignment within six (6) months following the Closing Date, then an undivided forty percent (40%) of Seller’s or any Selling Subsidiary’s interests in such Applicable Contract or Applicable Contracts to which such consent or consents relate shall be assigned, within ten (10) days of receipt by Seller of such consent or consents, to Buyer, or (ii) unsuccessful in obtaining and delivering any such consents to assignment within six (6) months following the Closing Date, then Seller shall (and shall cause the Selling Subsidiaries to, as applicable) enter into agreements with Buyer providing Buyer, to the greatest extent possible, the benefit and burden of the Applicable Contract for which Seller was unable to obtain and deliver such consent to assignment.

(c) With respect to the preferential purchase right set forth on Schedule 4.10, within five (5) business days after the Execution Date, Seller shall send to the holder of such right a notice, in material compliance with the contractual provisions applicable to such right.

(d) If, prior to the Closing, the holder of the preferential purchase right notifies Seller that it intends to consummate the purchase of the Conveyed Interest to which its preferential purchase right applies, such Conveyed Interest shall not be assigned or otherwise transferred to Buyer at Closing, shall be excluded from the Conveyed Interests to be conveyed to Buyer at Closing, and the Purchase Price and the Drilling Carry Cap shall be reduced by an amount equal to 20% and 80%, respectively, of the Allocated Value of such Conveyed Interest being excluded. Seller shall be entitled to all proceeds paid by the party exercising a preferential purchase right. If such holder of the preferential purchase right thereafter fails to consummate the purchase of the Conveyed Interest covered by such right on or before thirty (30) days following the Closing, then Seller shall so notify Buyer, and Buyer shall purchase on or before the tenth (10th) day following receipt of such notice, subject to Buyer’s satisfaction that such preferential right has been waived, such interest from Seller under the terms of this Agreement for a purchase price equal to the Allocated Value of such interest previously allocated to it. An amount equal to 20% of such purchase price shall be paid by Buyer to Seller (or any Selling Subsidiary or Qualified Intermediary) in United States currency by direct bank deposit or wire transfer in same day funds, and the Drilling Carry Cap shall be increased by an amount equal to 80% of such purchase price.

(e) If, as of the Closing, the time period to exercise the preferential purchase right in respect of any Conveyed Interest (the “Exercise Period”) has not yet expired, and the holder of such preferential purchase right has not notified Seller that it intends to consummate the purchase of the Conveyed Interest to which its preferential purchase right applies, then that portion of the Conveyed Interests that is subject to the preferential purchase right shall be deemed to be excluded from the Conveyed Interests to be conveyed to Buyer at Closing, but neither the Purchase Price nor the Drilling Carry Cap shall be reduced; provided, however, that from and after Closing, Seller shall use commercially reasonable efforts to cause the holder of the preferential purchase right to waive in writing its preferential purchase right until the expiration of the Exercise Period or, if earlier, the 30th day after the Closing Date (the “Pref Right Cure Period”) (and during the Pref Right Cure Period, Seller will provide, to the extent reasonably practicable, the benefits and burdens of such Conveyed Interests to Buyer). If (A) such waiver of the preferential purchase right (with respect to any portion of the Conveyed Interests deemed excluded pursuant to this Section 11.6(e)) that was not obtained prior to Closing is obtained, or deemed waived, following the Closing but prior to the expiration of the Pref Right Cure Period, then within ten (10) days after such waiver is obtained or such preferential purchase right is deemed waived, Seller shall assign to Buyer such Conveyed Interests or portion thereof pursuant to an Assignment, or (B) the holder of the preferential purchase right notifies Seller that it intends to consummate (and does consummate within thirty (30) days following such notice) the purchase of the Conveyed Interest to which its preferential purchase right applies, then Seller’s failure to convey such Conveyed Interests to Buyer shall be a Title Defect subject to the provisions of this Article XI, and Seller shall be entitled to all proceeds paid by the party exercising such preferential purchase right. If such holder of the preferential purchase right exercised within the Pref Right Cure Period thereafter fails to consummate the purchase of the Conveyed Interest covered by such right within the 30-day period, then Seller shall promptly so notify Buyer, and Seller shall assign within ten (10) days following receipt of such notice, subject to Buyer’s satisfaction that such preferential right has been waived, such Conveyed Interest or portion thereof pursuant to an Assignment.

Section 11.7 Loss of Conveyed Interests. If, between the Execution Date and the Closing Date, there is a reduction in, or loss of, any portion of the Conveyed Interests that results from the transfer, sale, mortgage, pledge, encumbrance or disposition during such period of any portion of the Conveyed Interests in accordance with Section 6.1(b) or the expiration during such period of a Lease, then the Purchase Price shall be reduced by twenty percent (20%) of the Allocated Value of the relevant Conveyed Interest and the Drilling Carry Cap shall be reduced by eighty percent (80%) of the Allocated Value for the relevant Conveyed Interest.

ARTICLE XII

ASSUMPTION; SURVIVAL; INDEMNIFICATION

Section 12.1 Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XII and Buyer’s remedies for Title Defects in Article XI, from and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, to the extent arising from, based upon, related to or associated with the Conveyed Interests, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including such obligations and Liabilities under the Applicable Contracts (but, in the case of Applicable Contracts, only from and after the Effective Time); provided, Buyer does not assume (and the Assumed Obligations shall not include) any claims for which Seller or any Selling Subsidiary is required to indemnify Buyer pursuant to this Article XII, or pay pursuant to Section 14.2 or 14.5 (the “Assumed Obligations”).

Section 12.2 Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 12.4 and otherwise in this Article XII, Seller and its successors and assigns shall be responsible for, shall pay, and will defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities to the extent arising from, based upon, related to or associated with:

(a) any breach by Seller or any Selling Subsidiary of its representations or warranties contained in Article IV;

(b) any breach by Seller or any Selling Subsidiary of its covenants and agreements under this Agreement; or

(c) any obligations or liabilities of, or act or omission by, Seller, any Seller Subsidiary, and any of their respective Affiliates involving or relating to the ownership, use or operation of the Excluded Assets or any other assets excluded from the Conveyed Interests pursuant to the terms hereof, including with respect to the transport or disposal or the arrangement for transport or disposal of any Hazardous Substances from the Excluded Assets operated by Seller or any Selling Subsidiary to any location not on the Assets or the exposure of any Person or property to Hazardous Substances generated at or arising out of the operations of the Excluded Assets by Seller or any Selling Subsidiary and attributable to the period of Seller’s or any Selling Subsidiary’s ownership of the Excluded Assets.

Section 12.3 Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall be responsible for, shall pay, and will defend, indemnify, and hold harmless Seller and the Selling Subsidiaries, and all of their respective equity holders, partners, members (excluding, in each case, equity holders, partners or members solely by virtue of holding publicly traded shares, units or other interests), and directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Liabilities to the extent arising from, based upon, related to or associated with:

(a) any breach by Buyer of its representations or warranties contained in Article V;

(b) any breach by Buyer of its covenants and agreements under this Agreement; or

(c) the Assumed Obligations.

Notwithstanding anything herein to the contrary, in addition to the indemnities set forth in this Section 12.3, but subject to Seller’s obligation of indemnity under Section 12.2, effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, pay on a current basis, and hereby defend, indemnify, hold harmless and forever release each of the Seller Indemnified Parties from and against any and all Liabilities to the extent arising from, based upon, related to or associated with any Environmental Condition or other environmental matter to the extent related or attributable to the Conveyed Interests, regardless of whether such Liabilities arose prior to, on or after the Effective Time, including the presence, disposal or Release of any Hazardous Substance in, on or under the Conveyed Interests and including any Liabilities of any Seller Indemnified Party with respect to the Conveyed Interests under Environmental Laws.

Section 12.4 Limitation on Liability.

(a) Seller shall not have any liability for indemnification under Section 12.2(a) (except for liability for indemnification for breaches of the representations and warranties in Sections 4.1, 4.2 and 4.12), and Buyer shall not have any liability for indemnification under Section 12.3(a) (except for liability for indemnification for breaches of the representations and warranties in Sections 5.1, 5.2 and 5.9), until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer or Seller, as applicable, exceeds the Aggregate Deductible, and then only to the extent such damages exceed the Aggregate Deductible.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) Seller shall not be required to indemnify Buyer under Section 12.2(a) for aggregate Liabilities in excess of one hundred and twenty-five million dollars ($125,000,000.00) (the “Indemnity Cap”); and (ii) the sum of the total liability of Seller for any indemnity under Section 12.2(a) and the aggregate Title Defect Amount for which Seller shall be responsible under Article XI shall not exceed the aggregate the Purchase Price plus the Drilling Carry Cap.

(c) The limitations of this Section 12.4 shall not apply to Seller’s obligation to bear and pay any amounts for which Seller is responsible under Section 14.2 or 14.5.

(d) For purposes of determining (i) whether there is a breach of any representation or warranty for which a Party is entitled to indemnification hereunder, the words “Material Adverse Effect” and “Buyer Material Adverse Effect” shall be disregarded, and (ii) the amount of damages for which a Party has an obligation of indemnity hereunder, the words “Material Adverse Effect,” “Buyer Material Adverse Effect,” “material,” “materially,” and words of similar import in the applicable representations and warranties shall be disregarded.

Section 12.5 Express Negligence. THE INDEMNIFICATION, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, BUT NOT THE FRAUD OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 12.6 Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, Sections 11.1(b), 12.2 and 12.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement; provided, however, that nothing in this Section 12.6 shall limit Buyer’s remedies for Title Defects in Article XI, and nothing herein shall limit in any way any Party’s remedies in respect of fraud or willful misconduct by the other Party in connection with the transactions contemplated hereby; provided, further that nothing herein shall limit in any way a Party’s remedies under any Transaction Document.

Section 12.7 Indemnification Procedures. All claims for indemnification under Sections 10.1(b), 12.2, 12.3 and 14.5 shall be asserted and resolved as follows:

(a) For purposes of this Article XII, the term “Indemnifying Party,” when used in connection with particular Liabilities, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XII, and the term “Indemnified Party,” when used in connection with particular Liabilities, shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by a Party pursuant to this Article XII.

(b) To make a claim for indemnification under Section 10.1(b), 12.2, 12.3 or 14.5, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.7, including the specific details of, the facts underlying and the specific basis under this Agreement for its claim (the “Claim Notice”).

(c) If a claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided, however, that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.7 shall not relieve the Indemnifying Party of its obligations under Sections 10.1(b), 12.2, 12.3 or 14.5 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that a claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(d) In the case of a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party whether it shall assume the defense of such Third Party Claim. The Indemnified Party is authorized, prior to notice by the Indemnifying Party that it shall assume the defense of such Third Party Claim, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(e) If the Indemnifying Party shall have assumed the defense of the Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party shall cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, at its own expense, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.7. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity) set forth in this Article XII.

(f) If the Indemnifying Party does not assume the defense of the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel reasonably satisfactory to the Indemnifying Party. Any settlement of the Third Party Claim shall require the consent of the Indemnifying Party, unless the settlement is solely for money damages and results in a final resolution, and an unconditional written release, of the Indemnified Party’s Liability with respect to such claim.

Section 12.8 Survival.

(a) The representations and warranties of the Parties in Articles IV and V (other than (i) the representations and warranties set forth in Section 4.16 which shall survive the Closing for a period of eighteen (18) months, (ii) the representations and warranties in Sections 4.11, 4.12, 4.13, 4.17 and 5.9, which shall survive for the applicable statute of limitations, (iii) the representations and warranties in Sections 4.1, 4.2, 5.1, and 5.2, which shall survive indefinitely, and (iv) the representations and warranties in Section 5.7, which shall not survive the Closing), shall survive the Closing for a period of twelve (12) months. Representations and warranties shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide Third Party Claim (or claim) asserted pursuant to this Agreement with respect to such a representation and warranty prior to its expiration date.

(b) The indemnities in Sections 12.2(a) and 12.3(a) shall terminate as of the termination date of each respective representation, warranty, covenant and agreement that is subject to indemnification; provided, however, that such termination shall not terminate or otherwise affect any Third Party Claim (or claim) properly asserted pursuant to Article XII prior to the date of such termination (in the case of a representation and warranty) or any Third Party Claim (or claims) properly asserted pursuant to Article XII with respect to breaches of any covenants or agreements occurring prior to the date of such termination. The indemnities in Sections 12.2(b) and 12.3(b) with respect to each covenant or agreement shall survive until such covenant or agreement has been fully performed and the statute of limitations applicable to any breach thereof has expired. Buyer’s indemnities in Section 12.3(c) shall survive the Closing without time limit. Seller’s indemnities set forth in Sections 12.2(c) shall survive the Closing without time limit.

Section 12.9 Waiver of Right to Rescission. The Parties acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 12.10 Insurance; Taxes. The amount of any Liabilities for which an Indemnified Party is entitled to indemnification under this Agreement shall be reduced by any corresponding net tax benefit or insurance proceeds realized by such Indemnified Party or its Affiliates from third party insurers with respect to such Liabilities (net of any collection costs, and excluding the proceeds of any insurance underwritten by the Indemnified Party or its Affiliates).

Section 12.11 Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, and Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover any indirect, consequential, punitive, exemplary, special or incidental damages or damages for lost profits or opportunity costs or damages based upon a multiple of earnings or other financial measure arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. This Section 12.11 shall not restrict any Party’s right to obtain specific performance or other equitable remedies.

Section 12.12 Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement and/or the transactions contemplated hereby.

ARTICLE XIII

TERMINATION, DEFAULT AND REMEDIES

Section 13.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a) by mutual written consent of the Parties;

(b) by either Party, in writing delivered to the other Party after June 8, 2010 (the “Termination Date”), if the Closing has not occurred by such date; provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to any Party that has breached in any material respect any of its obligations under this Agreement and such breach has been the cause of, or resulted in, the failure of the satisfaction of a condition to the Closing to occur on or before the Termination Date;

(c) by either Party, in writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party may have, if the other Party (i) has materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) has materially breached any of its representations or warranties contained herein, in each of cases (i) and (ii), such that the conditions set forth in Section 7.1, 7.2, 8.1 or 8.2, as applicable, are not satisfied on or before the Termination Date or are incapable of being satisfied;

(d) by either Party, in writing delivered to the other Party, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the Parties that prohibits or restrains the Parties from consummating the Closing; provided that such Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e) by Buyer, in writing delivered to Seller, if any of the conditions set forth in Article VII have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by Buyer; or

(f) by Seller, in writing delivered to Buyer, if any of the conditions set forth in Article VIII have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by Seller.

Section 13.2 Failure to Close and Remedies. Without prejudice to other rights and remedies that may be available to the non-breaching Party, the Parties agree that, in the event Closing does not occur by the Termination Date as a result of the breach by a Party of any of its covenants or agreements hereunder in any material respect prior to the Closing, the other Party shall be entitled, at its option, in lieu of terminating this Agreement, to enforce specific performance and other equitable remedies by way of injunction. Each Party agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

Section 13.3 Effects of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 13.1 hereof, then, except for the provisions of Sections 10.2, 10.3, 12.11, this Section 13.3, 13.4, 14.2(a), 14.12, 14.13 and 14.14, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the breach by a Party of any of its covenants or agreements hereunder prior to the Closing; provided, however, that, except as stated above, in the case of breach by either Party of any of its covenants or agreements hereunder prior to the Closing, the other Party shall be entitled to all remedies available at Law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

Section 13.4 Return of Documentation and Confidentiality. Upon termination of this Agreement, the Confidentiality Agreement shall govern the return, destruction and confidentiality of all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by or on behalf of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Conveyed Interests.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party and its counsel has received a complete set of Exhibits and Schedules prior to and as of the Closing Date.

Section 14.2 Expenses and Taxes.

(a) Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b) All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Conveyed Interests to Buyer shall be borne by Buyer. Seller shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, and other similar taxes (including any applicable interest or penalties) incurred or imposed on Seller or the Selling Subsidiaries with respect to the ownership of the Assets through the Closing Date and the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use taxes and transfer and similar taxes (including any applicable interest or penalties) (the “Transfer Taxes”) incurred or imposed with respect to the transactions described in this Agreement. Seller shall assume responsibility for, and shall bear and pay, all Asset Taxes assessed with respect to the ownership and operation of the Conveyed Interests for (i) any period ending prior to the Effective Time and (ii) any Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending immediately prior to the Effective Time and the denominator of which is the number of days in the entire Straddle Period. All Asset Taxes with respect to the ownership or operation of the Conveyed Interests arising on or after the Effective Time (including all Straddle Period Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. Upon determination of the actual amount of Asset Taxes, Seller shall promptly pay to Buyer any additional amount necessary to equal Seller’s share of the Asset Taxes. In the event the amount of Asset Taxes paid by Seller exceeds Seller’s share of Asset Taxes, Buyer promptly shall pay the amount of any such excess to Seller.

(c) Seller shall timely file any return with respect to Asset Taxes due on or before the Effective Time or that otherwise relates solely to periods before the Effective Time (a “Pre-Closing Asset Tax Return”) and shall pay any Asset Taxes shown due and owing on such Pre-Closing Asset Tax Return, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible under Section 14.2(b). Within fifteen (15) days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Asset Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).

Section 14.3 Tax Treatment. The Parties intend and expect that the transactions contemplated by this Agreement and the Participation Agreement, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles, as resulting in (a) the creation of a partnership (the “Tax Partnership”) in which Seller (and the Selling Subsidiaries) and Buyer are treated as partners, with the Tax Partnership being treated for Tax purposes as holding the Assets (excluding the Excluded Assets) (and any other assets acquired by the Parties jointly) and engaging in all activities of the Parties with respect to the Assets (excluding the Excluded Assets), (b) a contribution by Seller (and the Selling Subsidiaries) of all of the Assets (excluding the Excluded Assets) to the Tax Partnership; (c) a contribution of the Purchase Price to the Tax Partnership by Buyer in exchange for an interest in such Tax Partnership, (d) a distribution to Seller of the Purchase Price (i) as a reimbursement of Seller’s preformation expenditures with respect to the Assets (excluding the Excluded Assets) within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code and its implementing Treasury Regulations as in part a sale, and in part a contribution, of the Assets (excluding the Excluded Assets) to the Tax Partnership to the extent Treasury Regulations Section 1.707-4(d) is inapplicable, and (e) the realization by the Tax Partnership of all items of income or gain and the incurrence by the Tax Partnership of all items of costs or expenses attributable to the ownership, operation or disposition of the Assets (excluding the Excluded Assets) (and any other assets acquired by the Parties jointly), notwithstanding that such items are realized, paid or incurred by the Parties individually, all as set forth in the Tax Partnership Agreement attached as Exhibit G to the Participation Agreement; provided that the Parties intend and expect that for such purposes the Like-Kind Exchange Assets will be treated as having been (x) conveyed to the Qualified Intermediary, (y) sold by the Qualified Intermediary to Buyer and (z) contributed by Buyer to the Tax Partnership. Notwithstanding anything herein to the contrary, neither Party may transfer or assign its interests in the Assets (excluding the Excluded Assets) if, as a result of such assignment or transfer, the Tax Partnership (or its deemed successor) will no longer be deemed to be the holder of the Assets (excluding the Excluded Assets) for federal income tax purposes.

Section 14.4 Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the Purchase Price, as adjusted, and the Assumed Obligations treated for federal tax purposes as consideration for a sale transaction (collectively, the “Allocable Amount”) shall be allocated among the various Conveyed Interests for federal and state income tax purposes. The initial draft of such allocations shall be prepared by Seller in a manner consistent with the Allocated Values and shall be provided to Buyer no later than one hundred twenty (120) days after the Closing. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Conveyed Interests, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer (and/or the Tax Partnership, as appropriate) with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Each Party agrees not to (and to cause the Tax Partnership not to) take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Party. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Conveyed Interests described therein.

Section 14.5 Seller’s Like Kind Exchange. Purchase of a portion of the Conveyed Interests may be part of a transaction intended to qualify as an exchange under Section 1031 of the Code. Buyer agrees to allow an assignment of Seller’s interest in this Agreement to an exchange facilitator to effect the exchange, provided that such assignment does not affect the timing or obtaining of any consents or approvals required for the transactions contemplated hereby. Such assignment shall not relieve Seller of any of its rights and obligations hereunder or expand any liabilities or obligations of Buyer under this Agreement. Buyer further agrees to otherwise reasonably cooperate to accomplish such exchange. Buyer makes no representations as to any particular tax treatment that may be afforded to Seller by reason of such assignment, and Buyer shall not be obligated to pay any additional costs or incur any additional obligations hereunder as a result of such exchange. Seller hereby agrees to pay all costs incurred by Buyer associated with any such exchange and to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities (including reasonable attorneys’ fees, court costs and related expenses) and taxes arising out of such exchange.

Section 14.6 Assignment. Subject to Section 14.3, this Agreement may not be assigned by either Party, in whole or in part, without the prior written consent of the other Party except to a wholly-owned Affiliate residing and domiciled in the United States or to a lender in connection with a financing; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

Section 14.7 Preparation of Agreement. Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

Section 14.8 Publicity. Neither of the Parties nor their Affiliates shall issue any press release or similar public announcement pertaining to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing Party shall provide prior notice of such press release or public announcement to the other Party; provided, however, that, in the case of any press release or public announcement to be issued or made in connection with Closing, the Parties agree to reasonably cooperate in advance of such issuance or announcement.

Section 14.9 Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if by facsimile upon confirmation by the recipient of receipt; or (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), two (2) days after deposited with such service. Addresses for all such notices and communication shall be as follows:

If to Seller:

Atlas Energy Resources, LLC

Westpointe Corporate Center One

1550 Coraopolis Heights Road, Second Floor

Moon Township, Pennsylvania 15108

Attention: General Counsel

Phone: (215) 546-5005

Fax: (412) 262-2820

with a copy to:

Jones Day

717 Texas, Suite 3300

Houston, Texas 77002

Attention: Jeff Schlegel

Phone: (832) 239-3939

Fax: (832) 239-3600

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: David Lam

Phone: (212) 403-1000

Fax: (212) 403-2000

If to Buyer:

Reliance Marcellus, LLC

c/o RIL USA, Inc.

2000 W. Sam Houston Pkwy, Suite 700

Houston, Texas 77042

Attention: Vice President

Fax: (713) 430-8799

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

Section 14.10 Further Cooperation. Without limiting the other terms of this Agreement, after the Closing, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, including, in the case of Seller, with respect to any conveyance by a Subsidiary of Seller other than a Selling Subsidiary, that may be required to remedy a breach of the representation and warranty set forth in Section 4.17, and shall take such other actions as any Party may reasonably request, to convey and deliver the Conveyed Interests to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Conveyed Interests to Buyer, in the manner contemplated by this Agreement and to accomplish the transactions contemplated by this Agreement. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party that is partially an obligation both of Seller and Buyer, then the Parties shall consult with each other, and each Party shall promptly pay its portion of such obligation to the obligee.

Section 14.11 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record the Assignments of the Conveyed Interests and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, and (b) actively pursue the unconditional approval of all applicable Customary Post-Closing Consents (provided that Seller shall cooperate with Buyer in obtaining such approvals as may be reasonably necessary). Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval.

Section 14.12 Entire Agreement; Conflicts; Confidentiality Agreement.

(a) THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND, SUBJECT TO SECTION 14.12(b), THE CONFIDENTIALITY AGREEMENT, COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENT OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 14.12(a).

(b) The Parties agree that the Confidentiality Agreement shall remain in effect following the Execution Date and any termination of this Agreement in accordance with Article XIII; provided that, if the Closing shall occur, then the Confidentiality Agreement shall terminate as of the Closing and be of no further force and effect thereafter.

Section 14.13 Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective legal representatives, successors, and permitted assigns. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of the provisions hereof in accordance with their terms.

Section 14.14 Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties hereto against whom enforcement is sought.

Section 14.15 Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents, or representatives, nor any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

Section 14.16 Governing Law; Jurisdiction; Jury Waiver.

(a) THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF NEW YORK (EXCEPT THAT, WITH RESPECT TO ISSUES RELATING TO TITLE TO REAL PROPERTY LOCATED IN (I) PENNSYLVANIA, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA SHALL GOVERN AND (II) WEST VIRGINIA, THE LAWS OF THE STATE OF WEST VIRGINIA SHALL GOVERN), EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER TO THE LAWS OF ANOTHER JURISDICTION.

(b) THE PARTIES HEREBY (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK, NEW YORK (THE “FEDERAL COURTS”) OR, SOLELY IF THE FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE STATE COURTS LOCATED IN NEW YORK, NEW YORK (THE “NEW YORK COURTS”) IN RESPECT OF ANY CLAIM, DISPUTE OR CONTROVERSY (OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATION OR OTHERWISE) ARISING OUT OF, RELATING TO OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (ANY SUCH CLAIM BEING A “COVERED CLAIM”; PROVIDED, HOWEVER, THAT THE TERM “COVERED CLAIM” EXCLUDES TITLE DISPUTES, THE RESOLUTION OF WHICH IS DEALT WITH EXCLUSIVELY IN SECTION 11.2(j)) AND FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF; (II) IRREVOCABLY AGREE TO REQUEST THAT THE APPLICABLE COURT ADJUDICATE ANY COVERED CLAIM ON AN EXPEDITED BASIS AND TO COOPERATE WITH EACH OTHER TO ASSURE THAT AN EXPEDITED RESOLUTION OF ANY SUCH COVERED CLAIM IS ACHIEVED; (III) WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING RAISING A COVERED CLAIM OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF THAT ANY OF THE PARTIES HERETO IS NOT SUBJECT TO THE PERSONAL JURISDICTION OF THE FEDERAL COURTS OR NEW YORK COURTS, THAT IT IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY BE INAPPROPRIATE OR INCONVENIENT OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS; AND (IV) IRREVOCABLY AGREE TO ABIDE BY THE RULES OF PROCEDURE APPLIED BY THE FEDERAL COURTS OR NEW YORK COURTS (AS THE CASE THE MAY BE) (INCLUDING PROCEDURES FOR EXPEDITED PRE-TRIAL DISCOVERY) AND WAIVE ANY OBJECTION TO ANY SUCH PROCEDURE ON THE GROUND THAT SUCH PROCEDURE WOULD NOT BE PERMITTED IN THE COURTS OF SOME OTHER JURISDICTION OR WOULD BE CONTRARY TO THE LAWS OF SOME OTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT ANY COVERED CLAIM HAS A SIGNIFICANT CONNECTION WITH THE STATE OF NEW YORK AND WITH THE UNITED STATES, AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY OTHER JURISDICTION. EACH PARTY REPRESENTS THAT IT HAS AGREED TO THE JURISDICTION OF THE FEDERAL COURTS AND NEW YORK COURTS IN RESPECT OF COVERED CLAIMS AFTER BEING FULLY AND ADEQUATELY ADVISED BY LEGAL COUNSEL OF ITS OWN CHOICE CONCERNING THE PROCEDURES AND LAW APPLIED IN THE FEDERAL COURTS AND NEW YORK COURTS AND HAS NOT RELIED ON ANY REPRESENTATION BY ANY OTHER PARTY OR ITS AFFILIATES, REPRESENTATIVES OR ADVISORS AS TO THE CONTENT, SCOPE, OR EFFECT OF SUCH PROCEDURES AND LAW, AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY JURISDICTION.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY COVERED CLAIM IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.16.

Section 14.17 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.18 Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a Party hereto to the same extent as an original.

[THE NEXT SUCCEEDING PAGE IS THE EXECUTION PAGE]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on Execution Date.

SELLER:

ATLAS ENERGY RESOURCES, LLC

By:	/s/ Jonathan Z. Cohen
Name:	Jonathan Z. Cohen
Title:	Vice Chairman

BUYER:

RELIANCE MARCELLUS, LLC

By:	/s/ Walter Van De Vijver
Name:	Walter Van De Vijver
Title:	President

Signature Page to

Purchase and Sale Agreement